Exhibit 10.12

AMENDED AND RESTATED
LOAN AGREEMENT

Dated as of March 29, 2018

Between

PHR STPFL, LLC,
and
PHR STPFL OPCO SUB, LLC
jointly and severally, as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-C7
as Lender

-i-

Table of Contents

(continued)

-ii-

Table of Contents

(continued)

-iii-

SCHEDULES

Schedule I	–	Reserved

Schedule II	–	Required Repairs – Deadlines for Completion

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Exceptions to Representations and Warranties

Schedule V	–	Qualified Managers

Schedule VI	–	Qualified Certified Public Accountants

Schedule VII	–	Qualified Franchisors

Schedule VIII	–	Renovation Plan

-iv-

AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDED AND RESTATED LOAN AGREEMENT, dated as of March 29, 2018 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C7 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-C7, having an address of c/o Midland Loan Services, 10851 Mastin Boulevard, Suite 300, Overland Park, Kansas 66210, Re: Loan Number 030313259 (together with its successors and assigns, “Lender”), and PHR STPFL, LLC, a Delaware limited liability company (“Owner) and PHR STPFL OPCO SUB, LLC, a Delaware limited liability company (“Operating Tenant”; Owner and Operating Tenant, individually and/or collectively, as the context may require, “Borrower”), each having its principal place of business at c/o The Procaccianti Group, LLC, 1140 Reservoir Avenue, Cranston, Rhode Island 02920.

WITNESSETH:

A.            On or about June 29, 2017 (the “Closing Date”), JPMorgan Chase Bank, National Association (“Original Lender”) made a loan to Owner in the principal sum of $13,325,000.00 (the “Loan”), which Loan has been assigned to Lender. The Loan is evidenced by among other things, that certain Loan Agreement, dated as of the Closing Date, between Original Lender and Owner, as assigned to Lender and as such Loan Agreement and the obligations thereunder were assumed by Operating Tenant on a joint and several basis with Owner pursuant to the Assumption Agreement (the “Original Loan Agreement”). The Loan is secured by, among other things, the Mortgage (as hereinafter defined) encumbering, among other things, the Property (as hereinafter defined)

B.            Original Borrower has requested that Lender consent to (i) Owner’s transfer of indirect ownership interests in Owner to PH REIT (as hereinafter defined) in accordance with Section 5.2.10 of the Original Loan Agreement, the definition of Permitted Conditional Transfer as set forth in the Original Loan Agreement and the other terms of the Loan Documents (the “REIT Transfer”),(ii) Owner’s lease of the entire Property to Operating Tenant in accordance with Section 5.2.10(g) of the Original Loan Agreement and the other terms and provisions of the Loan Documents (as hereinafter defined) (the “Lease Transaction”), (iii) Operating Tenant and PHR St. Petersburg Hotel Manager, LLC, a Florida limited liability company, entering into a new management agreement (the “New Management Agreement”) to replace the existing management, and (iv) Operating Tenant’s assumption of the Loan and the Loan Documents (as hereinafter defined) on a joint and several basis with Owner (the “Assumption”; the Transfer, the Lease Transaction, the New Management Agreement and the Assumption are sometimes hereinafter collectively referred to as the “Transaction”).

C.            Lender has consented to the Transaction pursuant to the terms, conditions, agreements, covenants, warranties and representations contained in that certain Loan Assumption and Modification Agreement, dated as of even date herewith, by and among Lender, Owner, Operating Tenant and TH Investment Holdings, II LLC (the “Assumption Agreement”) and the New Loan Documents (as defined in the Assumption Agreement).

D.            In connection with the Transaction and pursuant to that certain Assumption Agreement, Operating Tenant has assumed the Loan on a joint and several basis with Original Borrower.

E.            The parties now desire to amend and restate the terms and conditions of the Original Loan Agreement in accordance with the terms and conditions of this Agreement, which Agreement shall supersede the Original Loan Agreement in its entirety.

NOW THEREFORE, in consideration of the making of the Loan by Lender, Lender’s consent to the Transaction pursuant to the terms of the Assumption Agreement and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I - DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1           Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Accrual Period” shall mean the period commencing on and including the first (1st) day of each calendar month during the term of the Loan and ending on and including the final calendar date of such calendar month; however, the initial Accrual Period shall commence on and include the Closing Date and shall end on and include the final calendar date of the calendar month in which the Closing Date occurs.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Owner, Operating Tenant, Principal, or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean any Eligible Institution acting as Agent under the Cash Management Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph hereto.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by Operating Tenant in accordance with Section 5.1.11(d) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Approved Payroll and Utility Costs” shall mean (a) budgeted payroll expenses with respect to the Property, as set forth (i) in the most recent Annual Budget, provided Lender has actually reviewed and approved the Annual Budget, and including the adjustments to the Annual Budget set forth in Section 5.1.11(d), or (ii) if Lender has not actually reviewed and approved the most recent Annual Budget, as otherwise approved by Lender, and (b) utility costs actually incurred with respect to the Property.

2

“Approved Payroll and Utility Costs Certificate” shall mean an Officer’s Certificate from Operating Tenant setting forth (a) budgeted payroll expenses with respect to the Property for the calendar month immediately preceding the date of such certificate, (i) as set forth in the most recent Annual Budget, provided Lender has actually reviewed and approved the Annual Budget, and including the adjustments to the Annual Budget set forth in Section 5.1.11(d), or (ii) if Lender has not actually reviewed and approved the most recent Annual Budget, as otherwise previously approved by Lender, and (b) utility costs actually incurred with respect to the Property for the calendar month immediately preceding the date of such certificate.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Operating Tenant and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumption Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise colluding in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or colluding in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Bankruptcy Trigger Event” shall mean any Bankruptcy Action with respect to Owner, Operating Tenant or Manager; provided, however, that a Bankruptcy Action with respect to Manager shall not constitute a Bankruptcy Trigger Event unless (a) Operating Tenant fails to replace Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days after such Bankruptcy Action or (b) the Bankruptcy Action of Manager is not dismissed without any material adverse consequences to the Loan or the Property within sixty (60) days after such Bankruptcy Action.

3

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Owner, Original Lender and Manager, as assigned to Lender and as modified by and assumed by Operating Tenant on a joint and several basis with Owner pursuant to the Assumption Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Owner, Operating Tenant or Manager; or (c) a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean

(a)           if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, a DSCR Cure;

(b)           if the Cash Sweep Event is caused solely by an Event of Default, the acceptance by Lender of a cure of such Event of Default (which cure Lender may accept in Lender’s reasonable discretion, provided, however, that if (x) Lender has applied for the appointment of a receiver pursuant to Section 7.1(g) of the Mortgage, (y) Lender shall have declared the entire unpaid Debt to be immediately due and payable, or (z) Lender shall have commenced a foreclosure action pursuant to Section 7.1(b) of the Mortgage, Lender is not obligated to accept such cure and may reject or accept such cure in Lender’s sole and absolute discretion);

(c)           if the Cash Sweep Event is caused solely by a Bankruptcy Action of Manager, if Operating Tenant replaces the Manager with a Qualified Manager under a Replacement Management Agreement within sixty (60) days after such Bankruptcy Action or if the Bankruptcy Action of Manager is dismissed without any adverse consequences to the Loan or the Property; or

4

(d)           if the Cash Sweep Event is caused solely by a Bankruptcy Action of Owner or Operating Tenant, if the Bankruptcy Action is due to a Person or Persons filing an involuntary petition against such entity under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law and such entity has not colluded with, or otherwise assisted such Person or Persons, and has not solicited creditors for any involuntary petition against such entity from any Person and the Bankruptcy Action is dismissed without any adverse consequences to the Loan or the Property;

provided, however, that, such Cash Sweep Event Cure set forth in this definition shall be subject to the following conditions, (i) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, (ii) a Cash Sweep Event Cure due to a DSCR Trigger Event may occur an unlimited number of times during the term of the Loan, (iii) a Cash Sweep Event Cure due to an Event of Default, a Bankruptcy Action of Manager or a Bankruptcy Action of Owner or Operating Tenant may occur no more than a total of four (4) times in the aggregate during the term of the Loan, and (iv) Borrower shall have paid all of Lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses. In no event shall Borrower have the right to cure a Cash Sweep Event caused by a Bankruptcy Action of Owner or Operating Tenant if (x) such Bankruptcy Action is caused by Owner or Operating Tenant filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law or (y) the Bankruptcy Action is due to a Person or Persons filing an involuntary petition against Owner or Operating Tenant under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law and Owner or Operating Tenant has colluded with, or otherwise assisted such Person or Persons, or has solicited creditors for any involuntary petition against Borrower or Operating Tenant from any Person.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the Payment Date next occurring following the related Cash Sweep Event Cure, or (b) until payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents in accordance with the terms and provisions of the Loan Documents.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Closing Date” shall have the meaning set forth in the Recitals.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Comfort Letter” shall mean the letter agreement dated on or about of even date herewith by and among Borrower, Lender and Franchisor, or any letter agreement given in substitution, amendment or replacement thereof.

5

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade materially and adversely affecting the Property or any material part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities (subject to customary major decision rights) of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 9.2(j) hereof.

“Custodial Funds” shall mean (i) Hotel Taxes and (ii) Hotel Gratuities.

“Custodial Funds Certificate” shall mean an Officer’s Certificate from Owner or Operating Tenant setting forth (i) the actual amount of Hotel Taxes due with respect to the Property for the calendar month immediately preceding the date of such certificate, and (ii) the actual amount of Hotel Gratuities collected with respect to the Property for the calendar month immediately preceding the date of such certificate.

“Custodial Funds Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including any Yield Maintenance Premium and any Yield Maintenance Default Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a)           the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums)) for such period as set forth in the statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, (ii) actual franchise fees incurred in connection with the operation of the Property, or (iii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of three percent (3.0%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) all amounts due from Owner and/or Operating Tenant under the Franchise Agreement or any Replacement Franchise Agreement equal to the greater of (1) seven and 50/100 percent (7.5%) of Gross Rooms Revenue (as such term is defined in the Franchise Agreement or any analogous term used in any Replacement Franchise Agreement) or (2) actual amounts paid by Owner and/or Operating Tenant under the Franchise Agreement or any Replacement Franchise Agreement (including, without limitation, monthly royalty fees or any analogous term used in any Replacement Franchise Agreement and charges related to all guest frequency and loyalty programs), and (C) FF&E Reserve Fund contributions equal to four percent (4.0%) of Gross Income From Operations; and

6

(b)           the denominator is the aggregate amount of Debt Service for such period (for purposes of such calculation, assuming the interest only period has expired and that Borrower is paying a constant monthly payment of principal and interest based on a thirty (30) year amortization schedule).

“Default” shall mean the occurrence and continuance of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) four percent (4%) above the Interest Rate.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or such other information reasonably requested by Lender, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“DSCR Cure” shall mean (a) the achievement of a Debt Service Coverage Ratio of 1.40 to 1.00 or greater for two (2) consecutive quarters based upon the trailing twelve (12) month period immediately preceding the date of determination or (b) Borrower has deposited with Lender the DSCR Cure Deposit.

“DSCR Cure Deposit” shall mean a deposit from Borrower with Lender in the form of cash and/or a Letter of Credit in an aggregate amount not less than an amount, which if applied to the then outstanding principal balance of the Loan, would result in the achievement of a Debt Service Coverage Ratio, as determined by Lender, for two (2) consecutive quarters based upon the trailing twelve (12) month period immediately preceding the date of determination of 1.40 to 1.00 or greater. A DSCR Cure Deposit which is initially made in cash may be subsequently replaced by Borrower with a Letter of Credit.

“DSCR Cure Deposit Reserve Fund” shall have the meaning set forth in Section 7.8.1 hereof.

“DSCR Cure Deposit Reserve Account” shall have the meaning set forth in Section 7.8.1 hereof.

7

“DSCR Trigger Event” shall mean, that as of the date of determination, the Debt Service Coverage Ratio based on the trailing twelve (12) month period immediately preceding the date of such determination is less than 1.40 to 1.00. For purposes of DSCR Trigger Event, the Debt Service Coverage Ratio will be tested at the end of each calendar quarter.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean JPMorgan Chase Bank, National Association or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Embargoed Person” shall mean any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, The USA PATRIOT Act (including the anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701, et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder including those related to Specially Designated Nationals and Specially Designated Global Terrorists, with the result that the investment in Owner, Operating Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Owner and Guarantor in connection with the Loan for the benefit of Original Lender, as assigned to Lender and as modified and assumed by Operating Tenant on a joint and several basis with Owner pursuant to the Assumption Agreement, and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

8

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, which regulates Hazardous Substances. Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority, whether or not in connection with transfer of title to or interest in property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“Equipment” shall have the meaning set forth in the granting clause of the Mortgage with respect to the Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Estate Planning Transfer” shall mean any inter vivos or testamentary Transfer by a Person of all or any portion of the direct or indirect beneficial ownership interest in a Restricted Party to (a) one or more immediate family members of such Person or (b) a trust or other entity in which all the beneficial interest is held by such Person or one or more immediate family members of such Person; provided, that in each case (i) such Transfer is made in connection with such Person’s bona fide, good faith family or estate planning, (ii) no change in Control of Owner or Operating Tenant results therefrom, (iii) no such Transfer has an adverse effect on the bankruptcy remote status of Owner or Operating Tenant under the requirements of any Rating Agency, (iv) no such Transfer is to an Embargoed Person and (v) (x) prior to the Securitization, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, (y) after the Securitization, to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 10% or greater equity interest (directly or indirectly) in Owner or Operating Tenant, Lender shall have received OFAC Searches related to any such transferee and (z) to the extent that any Transfer will result in the transferee (either itself or collectively with its affiliates) owning a 50% or greater equity interest (directly or indirectly) in Owner or Operating Tenant, Lender shall have received acceptable litigation searches. The term, “immediate family members” shall mean the spouse, siblings, parents, children and grandchildren of any Person.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

9

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.

“Excess Cash Flow Trigger Event” shall mean the occurrence of a DSCR Trigger Event.

“Exchange Act” shall have the meaning set forth in Section 5.1.11 hereof.

“Excluded Liabilities” shall mean (i) Required Repairs, (ii) alterations and obligations required by any Property Improvement Plan or in connection with the Renovation Plan, but only to the extent that (x) sums sufficient to pay such Excluded Liabilities as they become due are on deposit with Lender or (y) Borrower has delivered to Lender a Letter of Credit with respect to such Excluded Liabilities pursuant to the terms hereof, (iii) Key Money Debt, (iv) financing of Insurance Premiums as permitted pursuant to Section 6.1(b) hereof and (v) all taxes (including, without limitation, Taxes) incurred in connection with the operation or ownership of the Property and any advanced guest deposits received by Borrower (including, but not limited to, those received in connection with securing reservations for guest rooms, conference space, halls or other space at the Property), regardless of whether or not sums sufficient to pay such Excluded Liabilities as they become due are on deposit with Lender.

“Exculpated Parties” shall have the meaning set forth in Section 9.3(a) hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FF&E” shall mean furniture, fixtures, furnishing, equipment, and other similar items of tangible personal property relating to the Property, including but not limited to, floor coverings (carpet and pad, floor tiles), window coverings (mini blinds/drapes), interior repainting, windows, doors, plumbing fixtures (water heaters, sinks, tubs, toilets), kitchen equipment, the water fountains, administrative areas, furniture, and other related equipment required to maintain the quality and life of the property and improvements thereto, and shall include major capital improvements such as roof replacement, parking lot maintenance, heating, ventilation and air conditioning and other extraordinary exterior replacements or repairs that are necessary over time to uphold the structural integrity of the asset as originally designed, constructed or improved.

“FF&E Monthly Deposit” shall mean, with respect to any Payment Date, an amount equal to four percent (4.0%) of Gross Income from Operations for the calendar month two (2) months prior to such Payment Date.

“FF&E Replacements” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Fund” shall have the meaning set forth in Section 7.3 hereof.

10

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning in the granting clause of the Mortgage.

“Franchise Agreement” shall mean that certain Change of Ownership License Agreement dated on or about the Closing Date, between Owner and Franchisor, as modified by that certain Addendum to License Agreement, dated on or about the date hereof between Borrower and Franchisor, as the same may be further amended or modified from time to time in accordance with the terms and provisions of this Agreement, or, if the context requires, the Replacement Franchise Agreement executed in accordance with the terms and provisions of this Agreement.

“Franchisor” shall mean Holiday Hospitality Franchising, LLC, a Delaware limited liability company, or, if the context requires, a Qualified Franchisor.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Government Lists” shall have the meaning set forth in Section 5.1.23(b) hereof.

“Gross Income from Operations” shall mean all income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by or on behalf of Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager (for the benefit of Borrower) for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; and (g) all income and proceeds received for any goods, services or other items purchased with reward points, whether received by reimbursement or otherwise; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager to the extent that Borrower or Manager is required to turn such consideration over to such other hotels; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (10) Custodial Funds, (11) any extraordinary, non-recurring revenues, (12) any disbursements to Borrower from the Reserve Funds, (13) rent and other charges received or otherwise payable under the Operating Lease, and (14) the Operating Tenant Fee.

11

“Guarantor” shall mean TH Investment Holdings II, LLC, a Delaware limited liability company, or any Replacement Guarantor, as applicable.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date, executed and delivered by Guarantor in connection with the Loan to and for the benefit of Original Lender, as assigned to Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“HFF” shall have the meaning set forth in Section 10.21 hereof.

“Hazardous Substances” include but are not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables, explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

“Hotel Gratuities” shall mean tips, gratuities or service charges with respect to food, beverage, banquet or other guest services to be remitted or paid to employees or other third parties.

“Hotel Taxes” shall mean federal, provincial, state and municipal excise, occupancy sales and use taxes collected by or on behalf of Owner, Operating Tenant or any other party directly from patrons or guests of the Property as part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes and required to be paid to a Governmental Authority.

12

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) Lender, (b) co-underwriters, co-placement agents or co initial purchasers of Securities issued in the Securitization, (c) any current or prior owner or holder of the Loan, any partial interest in the Loan or any participations in the Loan, (d) any servicer or prior servicer of the Loan, (e) any investors or any prior investor in any Securities, (f) any trustees, custodians or other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of any investor or other third party, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors or subcontractors engaged by Lender or any servicer, Affiliates or subsidiaries of any and all of the foregoing parties listed in (a)-(f), and (h) the legal representatives, successors and assigns of any and all of the foregoing parties listed in (a)-(f) (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business).

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Interest Rate” shall mean a rate of four and 34/100 percent (4.34%) per annum.

“Key Money Debt” shall mean the loan from Six Continents to Owner in the maximum principal amount of $750,000.00, as described in that certain Loan Agreement, dated as of the Closing Date, between Six Continents and Owner as modified, amended and restated in its entirety pursuant to that certain Amended and Restated Loan Agreement, dated on or about the date hereof, between Six Continents and Owner.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Owner or Operating Tenant, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, Lease shall not include group room arrangements, room agreements with airline carriers or short term agreements to rent hotel rooms, meeting rooms or banquet halls at the Property made by Operating Tenant and done in the ordinary course of Operating Tenant’s business.

13

“Legal Requirements” shall mean, all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or actually known to Owner or Operating Tenant, at any time in force affecting Owner or Operating Tenant, the Property or any part thereof, including, without limitation, any which would (a) require material repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way materially limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without the payment of a transfer fee), clean, evergreen (payable on sight draft only) letter of credit acceptable to Lender and the Rating Agencies in favor of Lender and entitling Lender to draw thereon in New York, New York based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon issued by a domestic Eligible Institution (the long-term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “Aa3” by Moody’s) or the U.S. agency or branch of a foreign Eligible Institution and with respect to which Borrower has no reimbursement obligation. The evergreen clause of each Letter of Credit shall provide that the expiration date of such Letter of Credit shall automatically extend (i.e., without requiring a consent, approval, amendment or other modification) for additional periods from the current or each future expiration date unless the issuing bank provides Lender and Servicer with written notice that such Letter of Credit will not be renewed at least sixty (60) days, and not more than ninety (90) days, prior to the date on which the outstanding Letter of Credit is scheduled to expire.

“Liabilities” shall have the meaning set forth in Section 9.2 hereof.

“License Holder” shall mean PHR STPFL Beverage, LLC, a Florida limited liability company.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Owner, Operating Tenant, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

14

“Loan” shall have the meaning set forth in the recitals to this Agreement.

“Loan Documents” shall mean, collectively, the Loan Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement and all other documents executed and/or delivered in connection with the Loan.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the Closing Date, among Owner, Original Lender, and Lockbox Bank, as amended by Amendment Number 1 to Deposit Account Control Agreement, dated as of even date herewith among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“Management Agreement” shall mean the management agreement entered into by and between Operating Tenant and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager” shall mean PHR St. Petersburg Hotel Manager, LLC, a Florida limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall mean, with respect to any Person, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

“Material Condemnation” shall have the meaning set forth in Section 6.3 hereof.

“Material Restoration” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Maturity Date” shall mean July 1, 2024, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

15

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly Debt Service Payment Amount” shall mean (a) on August 1, 2017 and on each Payment Date thereafter up to and including July 1, 2020 an amount equal to accrued interest due and payable on the unpaid principal balance of the Loan during each applicable Accrual Period and (b) on August 1, 2020 and on each Payment Date thereafter a constant monthly payment of $66,254.97.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings LLC, a Pennsylvania limited liability company.

“Mortgage” shall mean, that certain first priority Mortgage, Assignment of Leases and Rents and Security Agreement, dated the Closing Date, executed and delivered by Owner to Original Lender as security for the Loan and encumbering the Property, as assigned to Lender and as modified and assumed by Operating Tenant on a joint and several basis with Owner pursuant to the Assumption Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Cash Flow” shall mean, with respect to the Property for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“New Loan Documents” shall have the meaning set forth in the Assumption Agreement.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.3 hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.3 hereof.

“Note” shall mean that certain Promissory Note, dated the Closing Date, in the principal amount of $13,325,000.00, made by Owner in favor of Original Lender, as assigned to Lender and as assumed by Operating Tenant on a joint and several basis with Owner pursuant to the Assumption Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

16

“OFAC” shall have the meaning set forth in Section 5.1.23(b) hereof.

“OFAC Searches” shall mean searches which confirm that any Person is not on any Government List or is not otherwise the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States Government or by other applicable sanctions authority.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Owner or Operating Tenant which is signed by an authorized officer of such entity or the general partner, managing member or sole member of such entity, as applicable.

17

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan, (iii) rent and other charges paid or payable pursuant to the Operating Lease, (iv) any Capital Expenditures in connection with the Property, or (v) the costs of any other things specified to be done or provided at Borrower’s or Manager’s sole expense), incurred by or on behalf of Borrower or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotel as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms). Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits (which benefits may include, without limitation, a pension plan, medical insurance, life insurance, travel accident insurance and an executive bonus program) and the costs of moving (i) employees of the Property whose primary duties consist of the management of the Property or of a recognized department or division thereof; or (ii)  personnel (A) who customarily and regularly direct the work of five (5) or more other employees of the Property, (B) who have authority with reference to the hiring, firing and advancement of other employees of the Property, (C) who customarily and regularly exercise discretionary powers, (D) who devote at least ninety five percent (95%) of their work time to activities which are directly and closely related to the performance of the work described in clauses (A) through (C) of clause (ii) of this sentence, and (E) who are not compensated on an hourly basis (the “Executive Hotel Personnel”), their families and their belongings to the area in which the Property is located at the commencement of their employment at the Property and all other expenses not otherwise specifically referred to in this definition which are referred to as “Administrative and General Expenses” in the Uniform System of Accounts. If the Executive Hotel Personnel are on the payroll of Guarantor or any Affiliate of Guarantor, the cost of their salaries, payroll taxes and employee benefits (which benefits, in the case of employees who are not United States citizens or in the case of employees of hotels located outside the continental United States may include, without limitation, in addition to the foregoing benefits, reasonable home leave transportation expenses approved by Borrower) shall be billed by said Affiliate to and be reimbursed by Borrower and/or Manager monthly, and such reimbursement shall be an Operating Expense. Except as otherwise expressly provided under the Management Agreement with respect to employees regularly employed at the Property, the salaries or wages of other employees or executives of Manager, Guarantor or any of its Affiliates shall in no event be Operating Expenses, but they shall be entitled to free room and board and the free use of all facilities at such times as they visit the Property exclusively in connection with the management of the Property. Notwithstanding the foregoing, if it becomes necessary for a Guarantor employee or an employee or executive of Guarantor Affiliate to temporarily perform services at the Property of a nature normally performed by personnel of the Property, his or her salary (including Borrower’s or Manager’s payroll taxes and employee benefits) as well as his or her traveling expenses will be Operating Expenses and he or she will be entitled to free room, board and use of the facilities as aforesaid, while performing such services; (c) the cost of all other goods and services obtained by Borrower or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such property damage insurance, business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance proceeds on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks. Premiums on policies for more than one year will be pro rated over the period of insurance and premiums under blanket policies will be allocated among properties covered; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower or Manager with respect to the operation of the Property; (g) legal fees, fees to consultants and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any Guarantor subsidiary or division in connection therewith, provided that such employment of Guarantor or of any such subsidiary or division of Guarantor is approved in advance by Borrower; provided, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to approval by Lender, such approval not to be unreasonably withheld, delayed or conditioned; (i) all expenses for advertising for the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Manager, Guarantor or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, excluding costs relating to the offices maintained by Borrower, Manager, Guarantor, or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between Borrower and Manager with respect to administration of the Management Agreement, as applicable or of the Property involving travel away from such party’s principal executive offices; (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s system to the extent attributable to the Property; (l) the cost associated with any retail Leases; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) any franchise fees or other fees and reimbursables paid or payable to Franchisor under the Franchise Agreement; (o) ground rent (excluding rent and other charges paid or payable by Operating Tenant pursuant to the Operating Lease) and (p) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

18

“Operating Lease” shall mean that certain Hotel Lease, dated as of the date hereof, having Owner, as landlord, and Operating Tenant, as tenant, pursuant to which Operating Tenant leases the Property.

“Operating Tenant Fee” shall mean that certain fee of $5,000 per annum paid by Owner to Operating Tenant in consideration for Operating Tenant entering into the Transaction.

“Other Charges” shall mean all association dues and assessments, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining and benefiting the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Patriot Act Offense” shall have the meaning set forth in Section 5.1.23(b) hereof.

“Payment Date” shall mean the first (1st) day of each calendar month during the term of the Loan.

“Permitted Assumption” shall have the meaning set forth in Section 5.2.10(e) hereof.

“Permitted Change in Control” shall mean, in connection with a Permitted Conditional Transfer pursuant to clause (b) of the definition thereof, the replacement of the Person that Controls Owner with PH REIT; provided, however, any Permitted Change in Control shall be subject to the following conditions precedent:

(a)           Lender shall have received not less than thirty (30) days prior written notice of a proposed Permitted Change in Control;

19

(b)         PH REIT shall be a Qualified Transferee;

(c)          at all times following such Permitted Conditional Transfer, James A. Procaccianti shall Control Guarantor and be an officer and director of PH REIT and James A. Procaccianti shall own, directly or indirectly, at least a ten percent (10.0%) legal and beneficial ownership interest in Guarantor and a one percent (1.0%) legal and beneficial ownership interest in PH REIT; and

(d)          Borrower shall pay any and all reasonable out-of-pocket costs incurred by Lender in connection with any such Permitted Change in Control, including, without limitation, Lender’s counsel fees and disbursements.

“Permitted Conditional Transfer” shall mean:

(a)           the Transfer by Guarantor of all of its direct and indirect legal and beneficial ownership interests in TPG PCF Investor, LLC, a Delaware limited liability company; provided, however, that any such Transfer in accordance with this definition of “Permitted Conditional Transfer” shall be subject to the following conditions precedent:

(i)          at the time of such Transfer, no Event of Default shall exist;

(ii)         the proposed transferee is not an Embargoed Person and such Transfer does not result in a violation by Borrower of Section 4.1.35 or Section 5.1.23 hereof;

(iii)        if such Transfer will result in any proposed transferee and its Affiliates owning in the aggregate, directly or indirectly, 10% or more of the equity interests in Borrower collectively or in either Borrower (and such proposed transferee and its Affiliates did not own in the aggregate, directly or indirectly, 10% or more of such equity interests as of the Closing Date), such transferee shall be a Qualified Transferee;

(iv)        all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such Transfer shall be paid by Borrower including, without limitation, Lender’s counsel fees and disbursements;

(v)         prior to the Securitization, Lender shall have performed searches and/or received other diligence relating to such transferee such that Lender is in compliance with Lender’s then current “know your customer” requirements;

(vi)        at all times following such Transfer, Procaccianti shall Control each of Owner and Operating Tenant and own, directly or indirectly, at least a ten percent (10%) legal and beneficial interest in each of Owner and Operating Tenant and the Replacement Guarantor shall own, directly or indirectly, at least a five percent (5.0%) legal and beneficial ownership interest in each of Owner and Operating Tenant;

(vii)       the Replacement Guarantor shall have executed and delivered to Lender an original replacement guaranty and environmental indemnity, each reasonably acceptable to Lender and which will be acceptable to Lender if in form and substance identical to the Guaranty and Environmental Indemnity;

20

(viii)      Lender shall have received an opinion of counsel to Borrower (which counsel shall be reasonably acceptable to Lender) confirming that (x) the replacement guaranty has been executed and delivered by the Replacement Guarantor and the replacement environmental indemnity has been executed and delivered by the Replacement Guarantor, Owner and Operating Tenant, (y) the Replacement Guarantor, Owner and Operating Tenant, as applicable, have taken all necessary action to authorize the execution and delivery of the replacement guaranty and replacement environmental indemnity and (z) the replacement guaranty and replacement environmental indemnity are the valid, legal and binding obligations of the Replacement Guarantor, Owner and Operating Tenant, as applicable, and are enforceable in accordance with their terms;

(ix)         if clause (iii) above applies, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, or, if clause (ii) above does not apply, Lender shall receive written notice of such Transfer not more than thirty (30) days following such Transfer; and

(x)          following such Transfer, Owner, Operating Tenant and Principal shall be in compliance with Section 4.1.30 hereof;

(b)           the transfer or issuance by any Person of indirect ownership interests in the Borrower to PH REIT, subject to the following conditions precedent:

(i)          at the time of such Transfer, no Event of Default shall exist;

(ii)         the proposed transferee is not an Embargoed Person and such Transfer does not result in a violation by Borrower of Section 4.1.35 or Section 5.1.23 hereof;

(iii)        if such Transfer will result in any proposed transferee owning in the aggregate, directly or indirectly, 10% or more of the equity interests in Borrower (and such proposed transferee did not own in the aggregate, directly or indirectly, 10% or more of such equity interests as of the Closing Date), such transferee shall be a Qualified Transferee; provided, however, if Borrower delivers to Lender an Officer’s Certificate certifying that PH REIT (A) has not been convicted of, or plead guilty or no contest to a felony since the Closing Date, (B) has not been convicted of, or plead guilty or no contest to a Patriot Act Offense since the Closing Date, (C) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding since the Closing Date, (D) has no material outstanding judgments against it since the Closing Date, and (E) has not had any material litigation filed against it since the Closing Date, PH REIT shall be deemed to be a Qualified Transferee;

(iv)        all reasonable out-of-pocket costs and expenses incurred by Lender in connection with any such Transfer shall be paid by Borrower including, without limitation, Lender’s counsel fees and disbursements;

(v)         prior to the Securitization, Lender has confirmed to Borrower that Lender is in compliance with Lender’s then current “know your customer” requirements; provided that Lender shall advise Borrower if the condition in this clause (v) has been satisfied within the time period provided in clause (vii) below and, if not satisfied, if any additional information is required to satisfy such condition;

21

(vi)        at all times following such Transfer, Procaccianti shall Control Borrower and Guarantor and own, directly or indirectly, at least a one percent (1.0%) legal and beneficial interest in each of Owner and Operating Tenant and at least a ten percent (10.0%) legal and beneficial interest in Guarantor;

(vii)       Lender shall receive not less than ten (10) days prior written notice of such proposed Transfer; and

(viii)      following such Transfer, Borrower and Principal shall be in compliance with Section 4.1.30 hereof.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) any Leases entered into hereafter in accordance with the requirements of the Loan Documents, (e) easements, rights-of-way, restrictions, minor encroachments or other similar encumbrances arising in the ordinary course of business of Borrower which do not materially impair the marketability of the Property and do not materially and adversely interfere with the use of the Property for the uses permitted under the Loan Documents, (f) statutory liens of mechanics and materialmen imposed by law incurred in the ordinary course of business for sums not yet due or delinquent; provided that Borrower shall pay, bond or remove of record in accordance with the provisions of the Mortgage any such liens for sums that have become due, (g) any Liens expressly permitted under the provisions of the Loan Documents, (h) Liens related to Permitted Equipment Leases, (i) the Operating Lease, and (j) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, which Permitted Encumbrances in the aggregate do not materially adversely affect the value or use of the Property or Borrower’s ability to repay the Loan.

“Permitted Equipment Leases” shall have the meaning set forth in clause (xxiii) of the definition of “Special Purpose Entity” herein.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

22

(i)          obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) must not be subject to liquidation prior to their maturity;

(ii)         Federal Housing Administration debentures;

(iii)        obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) must not be subject to liquidation prior to their maturity;

(iv)        federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (A) must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) must not be subject to liquidation prior to their maturity;

23

(v)         fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)        debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)       commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)      units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

24

(ix)         any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender (which approval shall not be unreasonably withheld, conditioned or delayed) and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Par Prepayment Date” shall mean the Business Day after the Payment Date which is six (6) months prior to the Maturity Date.

“Permitted Prepayment Date” shall mean the Business Day following the second (2nd) anniversary of the first Payment Date.

“Permitted Transfer” shall mean any of the following: (a) any Transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any Transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, (c) an Estate Planning Transfer, provided that Lender shall receive (i) no less than thirty (30) days prior written notice of an inter vivos Estate Planning Transfer and (ii) prompt written notice following a testamentary Estate Planning Transfer, (d) following any Permitted Conditional Transfer set forth in subsection (b) of the definition thereof, Transfers or issuances of direct or indirect ownership interests in PH REIT so long as ownership interests in PH REIT are sold through Financial Industry Regulatory Authority licensed broker dealers not affiliated with Owner, Operating Tenant, Guarantor or PH REIT and such broker dealer has executed a dealer agreement with PH REIT in which it covenants to comply with the Patriot Act (or any successor legislation); or (e) any Transfer permitted under Section 5.2.10(d) or Section 5.2.10(e) provided all of the conditions for such transfer as set forth in the applicable Section are satisfied.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“PH REIT” shall mean Procaccianti Hotel REIT, Inc., a Delaware corporation or any newly-formed wholly-owned subsidiary of Procaccianti Hotel REIT, Inc.

25

“Physical Condition Report” means that certain proper report prepared by CBRE, Inc. – Assessment and Consulting Services and dated April 6, 2017 in favor of Lender in connection with the closing of the Loan.

“PIP Monthly Deposit” shall mean the sums required of Owner or Operating Tenant to complete all work described in any Property Improvement Plan (other than the Renovation Plan) required by a Franchisor, payable on each Payment Date in monthly installments reasonably estimated by Lender to provide for adequate funds to complete the work described in any Property Improvement Plan (other than the Renovation Plan) within the timeframes required by the Property Improvement Plan.

“PIP Replacements” shall have the meaning set forth in Section 7.3 hereof.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Premium Finance Agreement” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Permitted Par Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Principal” shall mean the Special Purpose Entity that is the general partner of any Borrower, if such entity is a limited partnership, or managing member of such entity, if such entity is a limited liability company; provided, however, that the term “Principal” shall not apply to the single member (or any special members) of any single-member liability company that meets the requirements applicable to a single-member liability company set forth in the definition of “Special Purpose Entity” herein (for the avoidance of doubt, Lender acknowledges that no Principal is required as of the date hereof based on the Owner’s and Operating Tenant’s current organizational structure).

“Procaccianti” shall mean, collectively, PEH Realty Trust Number Two, The LHG 1997 Realty Trust or any Affiliate thereof that is Controlled by either James A. Procaccianti or Elizabeth A. Procaccianti.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

26

“Property Improvement Plan” shall mean any property improvement plan entered into after the date hereof required under the Franchise Agreement or any Replacement Franchise Agreement.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Owner, Operating Tenant, Principal, Guarantor, and/or Manager.

“Qualified Certified Public Accountant” shall mean (i) a “Big Four” accounting firm, (ii) any of the certified public accounts set forth on Schedule VI attached hereto, provided that there has been no material adverse change to such company’s financial condition, operations or ability to conduct its business in the ordinary course, or (iii) an independent certified public accountant reasonably acceptable to Lender.

“Qualified Franchisor” shall mean any of (a) Franchisor; (b) each of the nationally recognized franchisors set forth on Schedule VII attached hereto with respect to the brands indicated on Schedule VII, for whom there has been no material adverse change to such Person’s operations; or (c) in the reasonable judgment of Lender, a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope and use as the Property, provided, that, in connection with (c) above, if required by Lender, Borrower shall have obtained a Rating Agency Confirmation.

“Qualified Manager” shall mean (a) Manager; (b) an Affiliate of Procaccianti; (c) each of the management companies set forth on Schedule V attached hereto, provided that there has been no material adverse change to such company’s financial condition, operations or ability to conduct its business in the ordinary course, or (d) in the reasonable judgment of Lender, a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing hotel properties similar in size, scope, and use as the Property, provided, that, in connection with (d) above, if required by Lender, Borrower shall have obtained a Rating Agency Confirmation.

“Qualified Transferee” shall mean a transferee for whom, prior to the Transfer, Lender shall have received: (a) evidence that the proposed transferee (i) has never been convicted of, or plead guilty or no contest to a felony, (ii) has never been convicted of, or plead guilty or no contest to a Patriot Act Offense, (iii) has not been the subject of a voluntary or involuntary (to the extent the same has not been discharged) bankruptcy proceeding in the last seven (7) years and (iv) has no material outstanding judgments against such proposed transferee and (b) a credit check and bankruptcy, litigation, judgment lien and other comparable searches against such proposed transferee, which, if such transferee is not Procaccianti, must be acceptable to Lender in Lender’s reasonable discretion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, and Morningstar or any other nationally recognized statistical rating agency which has been approved by Lender and designated by Lender to assign a rating to the Securities; provided, that, the foregoing shall only be deemed to be included within the definition of “Rating Agencies” hereunder to the extent that the same have rated the Securities.

27

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation; provided that the foregoing shall be inapplicable in any case in which Lender has an independent approval right in respect of the matter at issue pursuant to the terms of this Agreement.

“Related Entities” shall have the meaning set forth in Section 5.2.10(e)(v) hereof.

“Release” of any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” includes but is not limited to any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances, in each case, as required to comply with any Environmental Laws.

“REMIC Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of the outstanding principal amount of the Loan as of the date of such calculation to (ii) the fair market value of the Property, as determined, in Lender’s sole discretion, valuing only real property and excluding any personal property or going concern value, by any commercially reasonable method permitted to a REMIC Trust.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Renovation Plan Deposit” shall have the meaning set forth in Section 7.3 hereof.

“Renovation Plan Replacements” shall have the meaning set forth in Section 7.3 hereof.

“Renovation Plan” shall mean that portion of the Property Improvement Plan attached hereto as Schedule VIII corresponding to the amounts listed under “Year 3” on such Schedule, which was delivered by Owner to Original Lender on or prior to the Closing Date.

28

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, or either of them, or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower, or either of them, or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space to the extent that Borrower is permitted to retain such deposits), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Franchise Agreement” shall mean either (a) a franchise, trademark and license agreement with a Qualified Franchisor substantially in the same form and substance as the Franchise Agreement, or (b) a franchise, trademark and license agreement with a Qualified Franchisor, which franchise, trademark and license agreement shall be acceptable to Lender in form and substance, which acceptance shall not be unreasonably withheld, conditioned or delayed, provided, with respect to this subclause (b) and with respect to a Qualified Franchisor under clause (c) of the definition thereof, Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation.

“Replacement Guarantor” shall mean a Person:

(a)          that (i) has a net worth of at least $15,000,000.00 exclusive of any direct or indirect interest in the Property, as reasonably determined by Lender, (ii) maintains liquid assets of at least $2,500,000.00 exclusive of any direct or indirect interest in the Property, as reasonably determined by Lender and (iii) is reasonably acceptable to Lender in all other respects, or

(b)          that (i) has a financial condition or financial prospects reasonably acceptable to Lender and (ii) is reasonably acceptable to Lender in all other respects.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, which acceptance shall not be unreasonably withheld, conditioned or delayed, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower shall have obtained a Rating Agency Confirmation, and (b) an assignment of management agreement and subordination of management fees substantially in the form of the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Operating Tenant and/or Borrower, as determined by Lender and such Qualified Manager at Borrower’s expense.

29

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the FF&E Reserve Fund, the Excess Cash Flow Reserve Fund, the DSCR Cure Deposit Reserve Fund and any other escrow fund established by the Loan Documents.

“Resizing Event” shall have the meaning set forth in Section 9.1.2 hereof.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as commercially practicable as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be permitted pursuant to Section 5.1.21 hereof.

“Restoration Threshold” shall have the meaning set forth in Section 6.4(a) hereof.

“Restricted Party” shall mean collectively, (a) Owner, Operating Tenant, Principal, any Guarantor and any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Owner, Operating Tenant, Principal, any Guarantor, any Affiliated Manager or any non-member manager; provided, however, that the beneficial owners, other than James A. Procaccianti and Elizabeth A. Procaccianti, of TPG PCF Investor, LLC, TH Investment Holdings II, LLC, TH Investment Holdings II Investors, LLC, The LHG 1997 Realty Trust, or PEH Realty Trust Number Two, shall not be a “Restricted Party” under this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

30

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Six Continents” shall mean Six Continents Hotels, Inc., a Delaware corporation, an affiliate of Franchisor.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received either (i) prior consent to do otherwise from Lender or a permitted administrative agent thereof, or (ii) while the Loan is securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof, in each case:

(i)          is and shall be formed solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of a Principal, acting as a general partner of the limited partnership that owns the Property or as member of the limited liability company that owns the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii)         has not engaged and shall not engage in any business unrelated to (A) in the case of Owner or Operating Tenant, the acquisition, development, ownership, management or operation of the Property, or (B) in the case of a Principal, acting as general partner of the limited partnership that owns the Property or acting as a member of the limited liability company that owns the Property, as applicable;

(iii)        has not owned and shall not own any real property other than, in the case of Owner, the Property;

(iv)        (A) in the case of Borrower, (x) at no time had any assets other than the Property, a loan that was secured by the Property and personal property necessary or incidental to its ownership and operation of the Property and (y) does not have and shall not have any assets other than the Property and personal property necessary or incidental to its ownership and operation of the Property or (B) in the case of a Principal, does not have and shall not have and at no time had any assets other than its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Property and personal property necessary or incidental to its ownership of such interests;

(v)         has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of a Principal, any transfer of its partnership or membership interests;

31

(vi)        shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii)       if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company and (B) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii)      [intentionally omitted];

(ix)         if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall have at least one (1) member that is a Special Purpose Entity, that is a corporation, and such Special Purpose Entity shall own at least one-half of one percent (0.5%) of the equity of the limited liability company;

(x)          if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company and (B) has and shall have either (1) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (2) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi)         has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability company agreement or an operating agreement, as applicable, (b) a limited partnership, has and shall have a limited partnership agreement, or (c) a corporation, has and shall have a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) to the fullest extent permitted by law, dissolve, merge, liquidate, consolidate or (2) without the consent of a Principal that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing;

32

(xii)        has at all times been and shall intend at all times to remain solvent and has paid and shall intend to pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (provided that there exists sufficient cash flow from the Property that is made available to Borrower to do so and provided, further, that nothing in this clause (xii) or any other provision hereof or in any other Loan Document shall require the members or any Affiliates of Borrower to contribute capital to Borrower);

(xiii)       has not failed and will diligently seek to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv)      has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person (other than as contemplated by or permitted pursuant to this Agreement) and, to the extent that it is required to file tax returns under applicable law, has filed and shall file its own tax returns, except to the extent that it is required or permitted by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required or permitted by law to file consolidated tax returns;

(xv)       has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi)      except as contemplated hereunder or in the Cash Management Agreement or the Management Agreement, has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii)     has held and shall hold its assets in its own name;

(xviii)    has conducted and shall conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix)       (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts (or such other accounting basis reasonably acceptable to Lender); provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity;

33

(xx)        has paid and shall pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets (other than as contemplated by or permitted pursuant to this Agreement) (provided that there exists sufficient cash flow from the Property that is made available to Borrower to do so), and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(xxi)       has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii)      [intentionally omitted];

(xxiii)     shall have no Indebtedness other than (i) the Loan, (ii) liabilities for equipment and personal property leases (“Permitted Equipment Leases”), (iii) incurred in the ordinary course of business relating to the ownership and operation of the Property and the routine administration of Borrower, provided such liabilities are in amounts not to exceed in the aggregate (together with liabilities for Permitted Equipment Leases) 3% of the amount of the Loan, are paid within sixty (60) days of the earlier of the date due or the date the applicable Special Purpose Entity has received an invoice for such liability (provided that, in each case, that there exists sufficient cash flow from the Property that is made available to Borrower to pay such liabilities at the time when they are due), are not evidenced by a note, and which are in amounts that are normal and reasonable under the circumstances; provided, however, that Excluded Liabilities shall not be included in the 3% described above and (iv) such other liabilities that are permitted pursuant to this Agreement;

(xxiv)     has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets for the benefit of any other Person, in each case except as contemplated by or permitted pursuant to this Agreement;

(xxv)      has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi)     has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

34

(xxvii)    to the extent it has used or will use stationery, invoices and checks, has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii)   has not pledged and shall not pledge its assets to or for the benefit of any other Person other than with respect to loans secured by the Property and as contemplated by or permitted under this Agreement and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix)     has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx)      has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi)     has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(xxxii)    has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii)   other than (i) capital contributions and distributions permitted under the terms of its organizational documents and (ii) the Management Agreement and the Operating Lease in existence on the date hereof (which Borrower represents and warrants are on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party), has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv)   has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv)    if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions involving a Material Action;

35

(xxxvi)   has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents (other than in connection with the Franchise Agreement for the Property);

(xxxvii)  has not formed, acquired or held and shall not form, acquire or hold any subsidiary, except that a Principal may acquire and hold its interest in Borrower; and

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents with respect to the matters set forth in this definition.

Notwithstanding anything to the contrary contained in the definition of Special Purpose Entity or in Section 4.1.30 hereof, in no event shall any owner of a direct or indirect ownership interest in Borrower or Principal be required to make any capital contribution, loan or other financial accommodation to Borrower in order to achieve compliance with the requirements of the definition of Special Purpose Entity or the terms of Section 4.1.30 hereof.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Subleases” shall mean all Leases other than the Operating Lease.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender in its reasonable discretion and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender in its reasonable discretion.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage encumbering the Property.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.10(e)(iii) hereof.

36

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders, and (B) such other members, partners or shareholders, which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Unanticipated Special Event” shall mean any special event (e.g. weddings and business or other conferences) for which Borrower receives an advance deposit and which results in increased Operating Expenses and Gross Income from Operations not reflected in the Approved Annual Budget at the time of such approval.

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels, as adopted by the American Hotel and Lodging Association.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of (a) five percent (5%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

“Yield Maintenance Premium” shall mean an amount equal to the greater of (a) one percent (1%) of the outstanding principal of the Loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the Note assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the Loan is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

37

Section 1.2           Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II - GENERAL TERMS

Section 2.1           Loan Commitment; Disbursement to Borrower.

2.1.1           Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Original Lender agreed to make and Borrower accepted the Loan on the Closing Date. Lender is the current owner and holder of the Loan and the Loan is subject to and continues to be made upon the terms and conditions set forth herein.

2.1.2           Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3           The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4           Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property or repay and discharge any existing loans relating to the Property, (b) pay all past-due basic carrying costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan as reasonably approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Borrower.

Section 2.2           Interest Rate.

2.2.1           Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate or as otherwise set forth in this Agreement from (and including) the Closing Date to but excluding the Maturity Date.

2.2.2           Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Accrual Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3           Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such Event of Default commenced without regard to any grace or cure periods contained herein.

38

2.2.4           Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3           Loan Payment.

2.3.1           Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Accrual Period, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof, and (b) on August 1, 2017, and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount, which payments shall be applied first to accrued and unpaid interest and the balance to principal.

2.3.2           Payments Generally. For purposes of making payments hereunder, but not for purposes of calculating Accrual Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.3           Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

39

2.3.4           Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the amounts due on the Maturity Date) are not paid by Borrower on or prior to the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, if such amounts were timely deposited into the Cash Management Account, Borrower shall not have any liability under this Section 2.3.4. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5           Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4           Prepayments.

2.4.1           Voluntary Prepayments.

(a)          Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part during the term of the Loan.

(b)          (1) At any time during the term of the Loan following a Net Proceeds Prepayment in excess of the Restoration Threshold, Borrower may prepay the Loan in whole in accordance with Section 6.4(c) hereof and (2) on the Permitted Prepayment Date, and on any Business Day thereafter through the Maturity Date, Borrower may, at its option, prepay the Debt in whole, provided that in each case under (1) or (2), (i) no Event of Default exists; (ii) Borrower gives Lender not less than fifteen (15) and not more than sixty (60) Business Days prior written notice setting forth the projected date of prepayment; and (iii) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest accrued and unpaid on the principal balance of the Note to and including the date of prepayment, (B) all other sums due under the Note, this Agreement and the other Loan Documents, (C) if such prepayment occurs prior to the Permitted Par Prepayment Date, the Yield Maintenance Premium, and (D) if such prepayment is not paid on a regularly scheduled Payment Date, interest for the full Accrual Period during which the prepayment occurs. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided that any such prepayment notice may be revoked or extended by Borrower by notice to Lender not later than two (2) Business Days prior to the scheduled prepayment date provided Borrower pays all of Lender’s reasonable costs and expenses incurred in connection with the notice of prepayment and revocation or extension.

2.4.2           Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower authorizes Lender, at Lender’s option, to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with accrued interest and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds; provided, however, if an Event of Default has occurred and is continuing, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following and during the continuance of an Event of Default, no yield maintenance premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

40

2.4.3           Prepayments After Default. If following an Event of Default, payment of all or any part of the outstanding principal balance of the Loan is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and (b) deemed a voluntary prepayment by Borrower (and if such tender or recovery occurs prior to the Permitted Prepayment Date, it shall be in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof), and Borrower shall pay, in addition to the Debt, an amount equal to the Yield Maintenance Default Premium which can be applied by Lender in such order and priority as Lender shall determine in its sole and absolute discretion.

Section 2.5           [Intentionally Omitted].

Section 2.6           Release of Property. Except as set forth in this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage on the Property.

2.6.1      Release of Property.

(a)          If Borrower has the right to and has elected to prepay the Loan in accordance with this Agreement, upon satisfaction of the requirements of Section 2.4 and this Section 2.6, all of the Property shall be released from the Lien of the Mortgage and the Loan Documents.

(b)          In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than five (5) Business Days prior to the date of prepayment, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the releasing lender. Borrower shall reimburse Lender and Servicer for any reasonable costs and expenses Lender and Servicer actually incur arising from such release (including reasonable attorneys’ fees and expenses) and Borrower shall pay, in connection with such release, (i) all recording charges, filing fees, taxes or other expenses payable in connection therewith, and (ii) to any Servicer, the current fee being assessed by such Servicer to effect such release, provided that such fee is customarily charged to other borrowers.

41

Section 2.7           Lockbox Account/Cash Management.

2.7.1      Lockbox Account.

(a)          During the term of the Loan, Borrower shall establish and maintain one or more accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “PHR STPFL, LLC and PHR STPFL OPCO SUB, LLC, as Borrower and Wells Fargo Bank, National Association, as Trustee for the Benefit of the Registered Holders of JPMDB Commercial Mortgage Securities Trust 2017-C7, Commercial Mortgage Pass-Through Certificates, Series 2017-C7, -Lockbox Account” or as such other name as Lender shall approve. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the right to make withdrawals from the Lockbox Account in accordance with the Lockbox Agreement and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.

(b)          Borrower shall, or shall cause Manager to, on or prior to the Closing Date, (i) deliver Tenant Direction Letters to all Tenants under Subleases, if any, instructing those Tenants to deliver all Rents payable thereunder directly to the Lockbox Account and (ii) deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks with which any Borrower or Manager has entered into merchant’s agreements to deliver all receipts payable with respect to the Property directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by any Borrower or Manager constituting Rents into the Lockbox Account within two (2) Business Days after receipt thereof; provided, however, for any Rents from any Tenants which are paid by check and any payment from Persons with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property which are paid by check, Borrower or Manager shall deposit all such funds into the Lockbox Account within two (2) Business Days after receipt thereof; provided, further that for any Rents which are paid by cash and any other amounts received by Borrower or Manager with respect to the Property which are paid by cash, Borrower or Manager shall deposit all such funds into an account designated by Borrower and cause such funds to be transferred to the Lockbox Account within two (2) Business Days after receipt thereof.

(c)          Borrower shall obtain from Lockbox Bank its agreement, subject to the terms and conditions of the Cash Management Agreement and only during a Cash Sweep Period, to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day during a Cash Sweep Period and if no Cash Sweep Period shall be in effect, to transfer such amounts to an account designated by Borrower once every Business Day in accordance with the terms of the Lockbox Agreement.

42

(d)          Upon the occurrence and during the continuance of an Event of Default or a Bankruptcy Trigger Event, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e)          The Lockbox Account shall not be commingled with other monies held by Owner, Operating Tenant, Manager or Lockbox Bank.

(f)          Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g)          Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2      Cash Management Account.

(a)          During a Cash Sweep Period, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “PHR STPFL, LLC and PHR STPFL OPCO SUB, LLC, as Borrower and Wells Fargo Bank, National Association, as Trustee for Lender- Cash Management Account” or such other name as Lender shall approve. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account without Lender’s prior written consent and will notify Lender of the account number thereof. Lender and Servicer shall have the right to make withdrawals from the Cash Management Account in accordance with the Cash Management Agreement and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower; provided, however, that if the Cash Management Account is with an Eligible Institution selected by Lender, such costs and expenses shall be reasonable market costs and expenses, consistent with those charged by such Eligible Institution in connection with similar mortgage loans.

(b)          The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

43

(c)          Except as set forth in Section 5.2 of the Cash Management Agreement with respect to Custodial Funds and Approved Payroll and Utility Costs and as otherwise set forth in this Agreement, all funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default or a Bankruptcy Trigger Event may be applied by Lender to the Debt (until paid in full) in such order and priority as Lender shall determine.

(d)          Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide prior written notice thereof to Borrower.

2.7.3      Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, during a Cash Sweep Period, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender and no late fee, default interest, prepayment fee or other charge, fee or premium shall be payable by Borrower.

ARTICLE III - CONDITIONS PRECEDENT

Section 3.1           Conditions Precedent to Closing. The obligation of Original Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Original Lender of all of the conditions precedent to closing set forth herein (it being understood and agreed that by making the Loan, all such conditions shall be deemed to have been either waived by Original Lender or satisfied by Borrower).

ARTICLE IV - REPRESENTATIONS AND WARRANTIES

Section 4.1           Borrower Representations. Borrower represents and warrants that, except to the extent (if any) specifically disclosed on Schedule IV attached hereto, as of the date hereof that:

4.1.1      Organization. Each of Owner and Operating Tenant has been duly formed and is validly existing and in good standing with requisite power and authority to own or lease the Property, as applicable, and to transact the businesses in which it is now engaged. Each of Owner and Operating Tenant is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each of Owner and Operating Tenant possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own or lease the Property, as applicable, and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property and activities incidental thereto. As of the date of this Agreement, the ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

44

4.1.2      Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3      No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not materially conflict with or result in a breach of any of the material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which the Property or Borrower’s assets is subject, nor to the best of Borrower’s knowledge will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and, to the best of Borrower’s knowledge, any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4      Litigation. To the best of Borrower’s knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Guarantor, Principal or the Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, Principal or the Property, would materially and adversely affect the condition (financial or otherwise) or business of Borrower, Guarantor, Principal, as applicable, or the condition or ownership of the Property.

4.1.5      Agreements. Neither Owner nor Operating Tenant is a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of Borrower’s knowledge, neither Owner nor Operating Tenant is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any written agreement or instrument to which it is a party or by which Owner, Operating Tenant or the Property is bound. Neither Owner nor Operating Tenant has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other written agreement or instrument to which it is a party or by which Owner, Operating Tenant or the Property are otherwise bound, other than (a) obligations incurred in the ordinary course of Borrower’s business or the operation of the Property as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

45

4.1.6      Title. Owner has good, marketable and insurable fee simple title to the real property comprising part of the Property, Operating Tenant has a leasehold interest in the real property comprising part of the Property and certain personal property comprising the Property as more particularly set forth in the Operating Lease and Borrower has good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value as of the date hereof, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Operating Lease and the Leases and Rents), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7      Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of Owner’s assets exceeds and will, immediately following the making of the Loan, exceed Owner’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities and the fair saleable value of Operating Tenant’s assets exceeds and will, immediately following the assumption of the Loan, exceed Operating Tenant’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Owner’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. The fair saleable value of Operating Tenant’s assets is and will, immediately following the assumption of the Loan, be greater than Operating Tenant’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Owner’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Operating Tenant’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower). No petition in bankruptcy has been filed against Borrower, any Principal or Guarantor in the last seven (7) years, and none of Borrower or any Principal or Guarantor in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower or any Principal or Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Principal or Guarantor.

46

4.1.8      Full and Accurate Disclosure. To the best of Borrower’s knowledge following due inquiry and investigation, (a) no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading and (b) there is no material fact presently known to Borrower which has not been disclosed to Lender which materially adversely affects or, based on Borrower’s reasonable determination, might materially adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9      No Plan Assets. No Borrower sponsors, is obligated to contribute to, or is itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Owner nor Operating Tenant is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Owner and Operating Tenant are not subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10    Compliance. To the best of Borrower’s knowledge, Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes (other than as disclosed in the reports delivered to Lender in connection with the closing of the Loan on the Closing Date). Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to the best of Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any material part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. To the best of Borrower’s knowledge, the Improvements at the Property are in material compliance with applicable law.

47

4.1.11    Financial Information. To the best of Borrower’s knowledge following due inquiry and investigation, (a) all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP or the Uniform System of Accounts throughout the periods covered, except as disclosed therein, and (b) except for Permitted Encumbrances, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements, and (c) since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Owner or Operating Tenant from that set forth in said financial statements.

4.1.12    Condemnation. To the best of Borrower’s knowledge, no Condemnation or other similar proceeding has been commenced or is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14    Utilities and Public Access. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy and/or the Survey, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. To the best of Borrower’s knowledge, all public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. To the best of Borrower’s knowledge, all roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15    Not a Foreign Person. Neither Owner nor Operating Tenant is a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16    Separate Lots. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy and/or the Survey, the Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17    Assessments. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

48

4.1.18    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Owner, Operating Tenant or Guarantor, and neither Owner, Operating Tenant nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19    No Prior Assignment. Borrower has made no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20    Insurance.   Borrower has not done, by act or omission, anything which would impair the coverage of any Policy required by this Agreement.

4.1.21    Use of Property. The Property is used exclusively as a hotel and for other appurtenant and related uses.

4.1.22    Certificate of Occupancy; Licenses. To the best of Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and/or business tax receipts, and any applicable hospitality licenses and liquor license, required for the legal use, occupancy and operation of the Property have been obtained and are in full force and effect. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property. All permits and licenses required to serve liquor or alcoholic beverages at the Property are in the name of Borrower or an Affiliate of Borrower and such licenses and permits are in full force and effect and in compliance with all Legal Requirements.

4.1.23    Flood Zone. To the best of Borrower’s knowledge and except as otherwise disclosed in the Title Insurance Policy and/or the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24    Physical Condition. To the best of Borrower’s knowledge and except as otherwise disclosed in the Physical Condition Report, the Property, including, without limitation, all buildings, Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Owner nor Operating Tenant has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25    Boundaries. To Borrower’s knowledge, and except as otherwise disclosed in the Survey, all of the improvements which constitute the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially and adversely affect the value or marketability of the Property.

49

4.1.26    Leases. Each of Borrower and Operating Tenant represents and warrants to Lender with respect to the Operating Lease that: (i) the Property is not subject to any Leases other than the Operating Lease, (ii) Borrower is the sole owner of the entire lessor’s interest in the Operating Lease, (iii) the Operating Lease is in full force and effect, there are no defaults thereunder by either party, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, (iv) the copy of the Operating Lease delivered to Lender is true and complete, and there are no oral agreements with respect thereto, (v) no Rent (including security deposits) has been paid more than one (1) month in advance of its due date, all Rents due have been paid in full and Operating Tenant is not in arrears in its payment of Rent, (vi) there exist no offsets or defenses to the payment of any portion of the Rents, (vii) Borrower has no monetary obligation to Operating Tenant under the Operating Lease, (viiii) Borrower has received no notice from Operating Tenant challenging the validity or enforceability of the Operating Lease, (ix) all work to be performed by Borrower under the Operating Lease has been performed as required and has been accepted by Operating Tenant, (x) no payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements are required to be given by Borrower to Operating Tenant, and (xi) Operating Tenant does not have a right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part.

4.1.27    Survey. To the best of Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28    Inventory. Borrower is the owner of all of the material Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property, including without limitation all FF&E, except for any Equipment or Personal Property owned by Tenants (other than Operating Tenant) or third party service providers, and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Legal Requirements have been paid or will be paid prior to the Closing Date. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by Borrower or Lender under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid prior to the Closing Date.

50

4.1.30    Special Purpose Entity/Separateness.

(a)          Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) each of Owner and Operating Tenant is, shall be and shall continue to be a Special Purpose Entity and (ii) Principal that is the general partner or managing member of each of Owner and Operating Tenant, if any, is, shall be and shall continue to be a Special Purpose Entity.

(b)          The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable by Borrower to Lender under this Agreement or any other Loan Document.

4.1.31    Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32    Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33    No Change in Facts or Circumstances; Disclosure. To the best of Borrower’s knowledge following due inquiry and investigation, (a) all information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects, (b) there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise materially misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower and (c) Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to the REIT Transfer and any other Transfers permitted pursuant to the Loan Documents, to the best of Borrower’s knowledge (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

51

4.1.36    Principal Place of Business; State of Organization. Owner’s and Operating Tenant’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Owner is formed under the laws of the State of Delaware and the organizational identification number of Owner is 63556713. Operating Tenant is formed under the laws of the State of Delaware and the organizational identification number of Operating Tenant is 6639881.

4.1.37    Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Original Lender by Borrower in connection with the origination of the Loan or provided to Original Lender in writing prior to the Closing Date (such reports are referred to below as the “Environmental Report”), to Borrower’s actual knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past, present or threatened Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) there is no threat of any Release of Hazardous Substances migrating to the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower has no knowledge of, and has not received, any written notice from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of liability of Borrower or any other Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed to Lender, in writing, any and all material information relating to environmental conditions in, on, under or from the Property that is contained in Borrower’s files and records that is pertaining to such conditions.

4.1.38    Cash Management Account. Borrower hereby represents and warrants to Lender that:

(a)          This Agreement, together with the other Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account (when and to the extent opened) in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and the Cash Management Account;

52

(b)          Each of the Lockbox Account and the Cash Management Account (when and to the extent opened) constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York;

(c)          Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)          The Lockbox Account and Cash Management Account (when and to the extent opened) are not and shall not be in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Neither of Owner nor Operating Tenant has consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and the Cash Management Account from any Person other than Lender; and

(e)          The Property is not subject to any cash management system (other than pursuant to the Loan Documents), and any and all existing tenant instruction letters issued in connection with any previous financing have been duly terminated as of the date hereof.

4.1.39    Franchise Agreement. The Franchise Agreement is in full force and effect and to Borrower’s knowledge there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or giving of notice, would constitute a default thereunder. The Franchise Agreement with Franchisor enables Borrower to operate a hotel at the Property under the name “Staybridge Suites St. Petersburg.” Neither Franchisor nor its affiliates own such hotel or are a party to this Loan Agreement and have not provided or reviewed, and are not responsible for, any disclosures or other information set forth herein.

4.1.40   Intellectual Property. All trademarks, trade names and service marks that any Borrower owns or has pending, or under which any Borrower is licensed, is in good standing and uncontested. Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted trademarks, trade names and service marks of others. Operating Tenant operates the Property solely under the trade name “Staybridge Suites St. Petersburg”, and uses no other trade names with respect to the Property.

4.1.41   Labor Matters. There are no collective bargaining agreements or similar agreement to which any Borrower is a party or which affect or relate to the Property.

53

4.1.42   Lease Terms. Except for the Operating Lease, there are no Leases with respect to residential space or guest rooms at the Property with terms of more than thirty (30) days.

4.1.43    Underwriting Representations. Borrower hereby represents and warrants that to Borrower’s knowledge:

(a)          Neither of Owner nor Operating Tenant has judgments or liens of any nature against it except for tax liens not yet due or delinquent, which, if determined against such entity, might materially adversely affect the condition (financial or otherwise) or business of any Borrower;

(b)          Neither of Owner nor Operating Tenant is involved in any dispute with any taxing authority other than tax protests in the ordinary course of business which are being prosecuted in accordance with this Agreement;

(c)          Borrower has paid all taxes which are currently due and owing;

(d)          Neither of Owner nor Operating Tenant is now, or has ever been, party to any action, suit or proceeding at law or in equity by or before any Governmental Authority against such entity that has resulted in a judgment against it that has not been paid in full or that is pending; and

(e)          each amendment and restatement of Owner’s and Operating Tenant’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

4.1.44    Key Money Debt. The maximum principal amount of Key Money Debt is $750,000.00.

4.1.45    The Transaction.   The Transaction constitutes the Permitted Conditional Transfer described in subsection (b) of the definition of Permitted Conditional Transfer and Owner and Operating Tenant have entered into the Operating Lease in accordance with the provisions of Section 5.2.10(g). Borrower has complied with all the requirements of subsection (b) of the definition of Permitted Conditional Transfer, Section 5.2.10(b) and Section 5.2.10(g) of this Agreement and all other requirements of the Loan Agreement and the other Loan Documents. Borrower has no further right to enter into a Permitted Conditional Transfer pursuant to subsection (b) of the definition of Permitted Conditional Transfer or to enter into another “Operating Lease” pursuant to Section 5.2.10(g) of the Agreement or to allow a Permitted Change in Control pursuant to the definition thereof or Section 5.2.10(h).

Section 4.2           Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower; it being understood and agreed, however, that such representations and warranties shall only be deemed to have been made as of the date hereof, as set forth in Section 4.1. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

54

ARTICLE V - BORROWER COVENANTS

Section 5.1           Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1      Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes and certificates of occupancy and the procurement of all necessary and required hospitality, liquor or innkeeper’s licenses. Borrower hereby covenants and agrees not to commit, permit or suffer any act or omission affording any Governmental Authority the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

55

5.1.2      Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Upon Lender’s written request therefor from time to time, Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall pay for all utility services provided to the Property prior to the date the same shall become delinquent. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost as a result of such contest; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; and (v) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

5.1.3      Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Owner or Operating Tenant which might materially and adversely affect such Borrower’s condition (financial or otherwise) or business or the Property.

5.1.4      Access to the Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at commercially reasonable hours upon reasonable advance notice (which shall not be less than two (2) Business Days), subject in all respects to the rights of tenants under any Leases and any hotel guests. Borrower shall have the right to have Borrower’s representative present during any such inspection.

5.1.5      Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Event of Default of which Borrower has actual knowledge.

5.1.6      Cooperate in Legal Proceedings. Borrower shall cooperate in a commercially reasonable manner with Lender with respect to any proceedings before any court, board or other Governmental Authority which could be reasonably expected to materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election and expense, to participate in any such proceedings.

56

5.1.7      [Intentionally Omitted].

5.1.8      Award and Insurance Benefits. Borrower shall cooperate with Lender in a commercially reasonable manner in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting a portion of the Property or any part thereof) out of such Insurance Proceeds.

5.1.9      Further Assurances. Provided the following further assurances do not increase Borrower’s obligations and/or liabilities under the Loan Documents (other than in de minimis respects) or decrease Borrower’s rights under the Loan Documents, Borrower shall, at Borrower’s sole cost and expense:

(a)          execute and deliver to Lender such customary documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings reasonably necessary to transfer any hospitality or liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default; and

(b)          do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10    Principal Place of Business, State of Organization. No Borrower will cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or, except in connection with a Permitted Transfer, any Borrower’s corporate or partnership or limited liability company structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action reasonably required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s corporate or partnership or limited liability company structure, without first obtaining the prior written consent of Lender, which consent may be given or denied in Lender’s sole discretion. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver customary additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. If Borrower does not now have an organizational identification number and later obtains one, Borrower promptly shall notify Lender of such organizational identification number. At the request of Lender, Borrower shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property.

57

5.1.11    Financial Reporting.

(a)          Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall reasonably require. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)          Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements prepared by a Qualified Certified Public Accountant, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses and occupancy statistics for the Property. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP, (iii) an unqualified opinion of a Qualified Certified Public Accountant, and (iv) occupancy statistics for the Property. For purposes of clarity, the financial statements required by this subsection 5.1.11(b) may be satisfied by the consolidated financial statement of Borrower collectively but may not include the financials of any other party.

58

(c)          Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate of Borrower stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower (collectively) and the Property (subject to normal year-end adjustments) as applicable: (i) [intentionally omitted]; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses (not including any contributions to the FF&E Reserve Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such quarter; and (iv) inspection reports and/or quality assurance evaluations actually received by Borrower and occupancy statistics for the Property. On or before thirty (30) days after the end of each calendar month, Borrower also will furnish, or cause to be furnished, to Lender (x) the most current Pace and Smith Travel Research Reports then available to Borrower reflecting market penetration and relevant hotel properties competing with the Property, and (y) if not contained in the quarterly financial statements referred to above, the monthly operating statement for the immediately preceding calendar month, for the purposes of determining the FF&E Monthly Deposit.

(d)          For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget, in a form reasonably satisfactory to Lender, not later than (a) thirty (30) days prior to the commencement of such period or Fiscal Year if no Cash Sweep Period exists or (b) forty-five (45) days prior to the commencement of such period or Fiscal Year if a Cash Sweep Period exists. The Annual Budget shall be (i) delivered to Lender for informational purposes only if no Cash Sweep Period exists and (ii) subject to Lender’s written approval (in either case, each such Annual Budget, an “Approved Annual Budget”), not to be unreasonably withheld, conditioned or delayed, if a Cash Sweep Period exists. In the event that Lender objects to a proposed Annual Budget submitted by Borrower during the continuance of a Cash Sweep Period, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower by written notice of any reasonable objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Upon the commencement of a Cash Sweep Period, Lender shall review the most recent Annual Budget delivered by Borrower and shall advise Borrower by written notice of any reasonable objections to such Annual Budget within fifteen (15) days after the date of such commencement. Until such time that Lender approves the first Annual Budget after the commencement of the applicable Cash Sweep Period, Operating Expenses to be disbursed from the Operating Expense Subaccount (as defined in the Cash Management Agreement) for the applicable month shall be based on actual Operating Expenses incurred during the preceding twelve (12) month period, as adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges; provided that such disbursements shall also include payment of Approved Payroll and Utility Costs; thereafter, during the continuance of a Cash Sweep Period, until such time that Lender approves a proposed Annual Budget, the most recent Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and Other Charges. In all cases, the Approved Annual Budget shall be adjusted to reflect increases for expenses actually incurred which vary in relation to gross revenues, including Approved Payroll and Utility Costs, in an amount equal to the percentage increase of actual Fiscal Year to date gross revenues over budgeted Fiscal Year to date gross revenues as set forth in the most recent Approved Annual Budget through the date of the applicable expenditure. From time to time but no more often than once per calendar quarter Borrower shall have the right to submit to Lender a revised Annual Budget (except with respect to Operating Expenses and Gross Income from Operations in connection with an Unanticipated Special Event or for other unanticipated administrative, legal and similar items in which case Borrower may submit a revised Annual Budget an unlimited number of times), which shall be (i) delivered to Lender for informational purposes only if no Cash Sweep Period exists and (ii) if a Cash Sweep Period exists, subject to Lender’s written approval in accordance with the standards and procedures set forth in this subsection (d), such approval not to be unreasonably withheld, conditioned or delayed.

59

(e)          During the continuance of a Cash Sweep Period, in the event that Borrower must incur an extraordinary operating expense or capital expense not set forth in the Approved Annual Budget or must incur operating expenses in the categories set forth in the Approved Annual Budget in excess of the amounts set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, not to be unreasonably withheld, conditioned or delayed.

(f)          Borrower shall furnish to Lender, within fifteen (15) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender.

(g)          Borrower shall furnish to Lender, within fifteen (15) Business Days after Lender’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Lender (only to the extent the Property has Tenants and such financial and sales information is required to be provided under the applicable Lease and the same is received by Borrower after request therefor).

(h)          Borrower will cause Guarantor to furnish to Lender annually, within one hundred eighty (180) days following the end of each Fiscal Year of Guarantor, financial statements audited by a Qualified Certified Public Accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender. All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition of Borrower or each Guarantor, as the case may be, as of the date thereof.

(i)          If requested by Lender, Borrower shall provide Lender, promptly upon request, with any financial statements, or financial, statistical, operating information or other information as Lender shall determine to be necessary or appropriate (including items required (or items that would be required) if the Securitization were offered publicly) pursuant to Regulation AB under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or required by any other legal requirements, in each case, in connection with any private placement memorandum, prospectus or other disclosure documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

60

(j)          Operating Tenant shall deliver to Lender within two (2) Business Days after its delivery thereof to Borrower any and all financial reports or similar documentation required to be delivered pursuant to the Operating Lease.

(k)          If requested by Lender, Borrower shall provide Lender, within five (5) Business Days after request, with any information as Lender shall determine to be necessary or appropriate with respect to rental amounts paid under any Lease.

(l)          Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a CD, (iii) via e-mail and (iv) if requested by Lender and within the reasonable capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization, subject to the provisions of Article IX hereof.

5.1.12    Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as of the date of this Agreement taking into account the Transaction as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation and of each other jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own all of Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in substantially the same manner in which it is currently operated.

5.1.13    Title to the Property. Borrower will warrant and defend (a)  title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and expenses, but excluding, in all events, consequential, punitive and/or special damages) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

61

5.1.14    Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Owner, Operating Tenant, Principal or Guarantor or an assignment by Owner, Operating Tenant, Principal or Guarantor for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and expenses, actually incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15    Estoppel Statement.

(a)          After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i)  the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) to Borrower’s knowledge, any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)          Operating Tenant shall use commercially reasonable efforts to deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Operating Tenant shall not be required to request such certificates more frequently than one (1) time in any calendar year.

(c)          Within ten days of Lender’s request, Operating Tenant shall deliver to Lender an estoppel certificate stating that there are no defaults under the Operating Lease, that the Operating Lease remains in full force and effect, that there have been no modifications to the Operating Lease and containing such other customary matters as are reasonably requested by Lender.

(d)          Borrower shall, promptly upon request of Lender (which request, provided no Event of Default has occurred and is continuing, shall not be made more than once in any calendar year during the term of the Loan), use commercially reasonable efforts to deliver an estoppel certificate from the Franchisor (i) stating that (A) the related Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither Franchisor nor Operating Tenant is in default under any of the terms, covenants or provisions of the Franchise Agreement and Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Franchise Agreement, (C) neither Franchisor nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Franchise Agreement and (D) all sums due and payable to Franchisor under the Franchise Agreement have been paid in full or (ii) containing only such information as may be required pursuant to the terms of the Franchise Agreement.

62

(e)          Operating Tenant shall, promptly upon request of Lender (which request, provided no Event of Default has occurred and is continuing, shall not be made more than once in any calendar year during the term of the Loan), use commercially reasonable efforts to deliver an estoppel certificate from the Manager (i) stating that (A) the Management Agreement is in full force and effect and has not been modified, amended or assigned, (B) neither Manager nor Operating Tenant is in default under any of the terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (C) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (D) all sums due and payable to Manager under the Management Agreement have been paid in full or (ii) containing only such information as may be required pursuant to the terms of the Management Agreement.

5.1.16    Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17    Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.18    Confirmation of Representations. Upon Lender’s written request, Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Principal and Guarantor as of the date of the Securitization.

5.1.19    Environmental Covenants.

(a)          Borrower covenants and agrees that: (i) Borrower shall use and operate the Property and shall use commercially reasonable efforts to cause Subtenants to use the Property in compliance with all Environmental Laws and permits issued pursuant thereto; (ii) Borrower shall not cause or knowingly permit storage or any Releases of Hazardous Substances in, on, under or from the Property, except (A) those that are in compliance with all Environmental Laws and with permits issued pursuant thereto, and (B)(1) in amounts not in excess of those typically used by prudent owners of properties similar to the Property or reasonably necessary to operate tenant operations and the Property or (2) fully disclosed to and approved by Lender in writing, such approval not to be unreasonably withheld, conditioned or delayed; (iii) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower (the “Environmental Liens”) and shall use commercially reasonable efforts to keep the Property free and clear of any such Environmental Liens due to any act or omission of any other Person; (iv) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information to Lender and making knowledgeable persons available to Lender for interviews; (v) Borrower shall, at its sole cost and expense, perform any commercially reasonable environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender made in the event that Lender has a reasonable belief of a breach of any of the covenants in clauses (i) through (v) hereinabove (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof (provided that Borrower may request a shorter list reasonably acceptable to Lender of Indemnified Parties that shall be entitled to rely on such reports); (vi) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property (A) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property; (B) comply with any Environmental Law; and (C) comply with any directive from any Governmental Authority; and (vii) upon obtaining knowledge thereof, Borrower shall immediately notify Lender in writing of (A) any presence or Releases of Hazardous Substances in, on, under, from or migrating towards the Property in violation of Environmental Laws; (B) any material non-compliance of the Property with any Environmental Laws related in any way to the Property; (C) any actual Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written notice or other written communication of which Borrower becomes aware from any reasonably credible source whatsoever (including but not limited to a governmental entity) relating in any way to the release or potential release of Hazardous Substances in violation of Environmental Law or Remediation thereof, likely to result in liability pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any administrative or judicial proceedings in connection with anything referred to in this Section.

63

(b)          In the event that Lender has a commercially reasonable basis to believe that there has been or may be a Release in violation of any Environmental Law or a material environmental hazard exists on the Property that may, in Lender’s sole discretion, endanger any Tenants or other occupants of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice from Lender, Borrower shall, at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Lender and promptly deliver the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to Lender within a reasonable period or if Lender has reason to believe that an environmental hazard exists on the Property that, in Lender’s reasonable judgment, endangers any Tenant or other occupant of the Property or their guests or the general public or may materially and adversely affect the value of the Property, upon reasonable notice to Borrower, Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property. Lender and any person designated by Lender shall use commercially reasonable efforts to minimize interference with or impact on Tenants and other occupants or visitors of the Property.

64

5.1.20    Leasing Matters.

(a)          Owner and Operating Tenant shall not amend or modify the Operating Lease with respect to the term, rent (other than as set forth in this Section 5.1.20(a)(v) below), other payments or other financial matters. Further, Owner and Operating Tenant shall not amend or modify the Operating Lease in any material matter without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower (i) shall keep the Operating Lease in full force and effect, (ii) shall observe and perform its respective obligations under the Operating Lease, (iii) shall not terminate the Operating Lease, (iv) shall promptly deliver to Lender all notices sent or received under the Operating Lease, and (v) shall exercise all options to extend the term of the Operating Lease, each for an additional five (5) year term at a rental rate which shall be “market rent” in accordance with REIT rules requirements, which “market rent” shall be evidenced by a transfer pricing report prepared by an independent national accounting firm, which will be delivered to Lender upon request and with no other modifications to the Operating Lease. Borrower shall notify and deliver to Lender reasonable documentation evidencing the new rental rate promptly upon execution thereof.

(b)          Any Sublease with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Subleases. All renewals of Subleases and all proposed Subleases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents. All Subleases executed after the date hereof shall provide that they are subordinate to the Mortgage encumbering the Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale (provided such subordination and attornment may be conditioned upon Lender’s execution and delivery to and for the benefit of Tenant under such Sublease of a commercially reasonable non-disturbance agreement). Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Subleases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Subleases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to materially impair the value of the Property involved except that no termination by Borrower or acceptance of surrender by a Tenant of any Subleases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Subleases in any material respect in a manner prohibited by the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, (x) Borrower shall not enter into a lease of all or substantially all of the Property without Lender’s prior written consent and (y) all new Subleases and all amendments, modifications, extensions, and renewals of existing Subleases with Tenants that are Affiliates of Borrower shall be subject to the prior written consent of Lender not to be unreasonably withheld, conditioned or delayed.

65

(c)          To the extent Lender’s written approval is required pursuant to this Section 5.1.20 to any Sublease or modification of Sublease, and/or Borrower requests that Lender approve any tenant improvement work required to be performed by Borrower in connection with such Sublease in order for such amounts not to count towards the Threshold Amount for alterations set forth in Section 5.1.21 below, Borrower’s written request therefor shall be delivered together with such materials reasonably requested by Lender in order to evaluate such request (it being acknowledged and agreed that no request for consent shall be effective unless and until such materials have been delivered to Lender) and shall conspicuously state, in large bold type, that “PURSUANT TO SECTION 5.1.20 OF THE LOAN AGREEMENT, THIS IS A REQUEST FOR LENDER’S CONSENT FOR A SUBLEASE. LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS” and the envelope containing the request must be marked “PRIORITY”. In the event that Lender fails to approve or disapprove the written request with respect to such Sublease within such ten (10) Business Day period, then Lender’s consent shall be deemed to have been granted.

5.1.21    Alterations. Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements (it being agreed that Replacements shall not constitute alterations within the meaning of this Section 5.1.21), which consent shall not be unreasonably withheld or delayed except with respect to alterations that may have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income, provided that such alterations are made in connection with (a) Required Repairs, (b) tenant improvement work performed pursuant to the terms and provisions of a Sublease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement or (d) alterations performed in connection with an approved Property Improvement Plan or Renovation Plan or in connection with any other work required by an approved Franchise Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than such amounts to be paid or reimbursed by Tenants under the Subleases and other than amounts specifically approved by Lender for tenant improvement work under Subleases approved by Lender under Section 5.1.20(b) or deemed approved by Lender under Section 5.1.20(c)) shall at any time exceed $200,000.00 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that, at Lender’s option, the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Subleases and amounts for which sufficient reserves are on deposit in the FF&E Reserve Account in accordance with the applicable provisions of Article VII hereof or with respect to which a Letter of Credit has been delivered to Lender in accordance with the terms hereof) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

66

5.1.22    Operation of Property.

(a)          Operating Tenant shall cause the Property to be operated, in all material respects, in accordance with the Management Agreement (or Replacement Management Agreement) as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Operating Tenant shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. In the event that the Franchise Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Franchise Agreement in accordance with the terms and provisions of this Agreement), Operating Tenant shall promptly enter into a Replacement Franchise Agreement with Franchisor or another Qualified Franchisor, as applicable.

(b)          Borrower shall: (i) promptly perform and/or observe, in all material respects, all of its respective covenants and agreements required to be performed and observed by it under the Management Agreement and the Franchise Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement and the Franchise Agreement to the extent actually known to Borrower; and (iii) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement and Franchisor under the Franchise Agreement, in a commercially reasonable manner.

67

5.1.23    Embargoed Person.

(a)          Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents including, without limitation, the REIT Transfer and Permitted Transfers, (a) none of the funds or other assets of Owner, Operating Tenant, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Owner, Operating Tenant, Principal or Guarantor, as applicable, with the result that the investment in Owner, Operating Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Owner, Operating Tenant, Principal or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Owner, Operating Tenant, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

(b)          As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, none of Borrower or any owner of a direct or indirect interest in Borrower (i) is listed on any Government Lists (as defined below), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (iii) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (iv) is currently under investigation by any Governmental Authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (A) the criminal laws against terrorism; (B) the criminal laws against money laundering, (C) the Bank Secrecy Act, as amended, (D) the Money Laundering Control Act of 1986, as amended, or (E) the Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (I) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (II) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrower in writing is now included in “Government Lists”, (III) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”, or (IV) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America that Lender notified Borrower in writing is now included in “Government Lists”. Notwithstanding the foregoing, no representation is being made with respect to any direct or indirect owner of Borrower or Guarantor whose ownership interest consists of stock in a publicly traded company on a nationally recognized stock exchange.

5.1.24    Beverage License Holder. Procaccianti shall at all times Control and own, directly or indirectly, no less than 51% of the legal and beneficial interest in License Holder.

68

5.1.25    [Intentionally Omitted].

5.1.26    [Intentionally Omitted].

5.1.27    Custodial Funds. On each Payment Date, even if a Cash Sweep Period or an Event of Default exists, Operating Tenant shall be entitled to receive distributions of Custodial Funds for the calendar months preceding such Payment Date provided that (i) Operating Tenant has delivered to Lender a Custodial Funds Certificate to Lender on or prior to five (5) Business Days prior to such Payment Date, and (ii) after application of funds in accordance with Section 3.4 of the Cash Management Agreement, funds exist in the Custodial Funds Subaccount. Such distribution shall be in the amount set forth in the Custodial Funds Certificate, or in such lesser amount as is on deposit in the Custodial Funds Subaccount as of the applicable Payment Date.

5.1.28    Approved Payroll and Utility Costs. On each Payment Date, even if a Cash Sweep Period or an Event of Default exists, Operating Tenant shall be entitled to receive distributions for Approved Payroll and Utility Costs for the calendar months preceding such Payment Date provided that (i) Operating Tenant has delivered to Lender an Approved Payroll and Utility Costs Certificate to Lender on or prior to five (5) Business Days prior to such Payment Date, and (ii) after application of funds in accordance with Section 3.4 of the Cash Management Agreement, funds exist in the Operating Expense Subaccount. Such distribution shall be in an amount set forth in the Approved Payroll and Utility Costs Certificate, or in such lesser amount as is on deposit in the Operating Expense Subaccount as of the applicable Payment Date.

Section 5.2           Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property and any other collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1      Operation of Property.

(a)          Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel, amend or modify, in any material respect, the Management Agreement; provided, that Operating Tenant may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement; and (ii) surrender, terminate, cancel, or amend or modify the Franchise Agreement; provided, that (i) Operating Tenant may, without Lender’s consent, replace the Franchisor so long as the replacement franchisor is a Qualified Franchisor pursuant to a Replacement Franchise Agreement, and (ii) Operating Tenant may, without Lender’s consent, (A) extend the term of the Franchise Agreement, or (B) otherwise amend or modify the Franchise Agreement, including entering into a Replacement Franchise Agreement with Franchisor, provided such amendment or modification does not increase Operating Tenant’s obligations or liabilities or decrease Operating Tenant’s rights under the Franchise Agreement or Borrower’s obligations or liabilities with respect to the Key Money Debt.

69

(b)          Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Franchise Agreement without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2      [Intentionally Omitted].

5.2.3      Dissolution. Neither Owner nor Operating Tenant shall, to the fullest extent permitted by law, (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of either such entity except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction in any material respect (it being understood that no Special Purpose Entity requirements may be modified, amended, waived or terminated), or (e) cause Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of Principal, in each case, without obtaining the prior written consent of Lender or Lender’s designee.

5.2.4      Change In Business. Neither Owner nor Operating Tenant shall enter into any line of business other than the ownership, leasing (pursuant to the Operating Lease) and operation of the Property and activities incidental thereto, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business and activities incidental thereto. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower contained in Section 5.2.10(d) hereof.

5.2.5      Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6      Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender, not to be unreasonably withheld, conditioned or delayed.

70

5.2.7      No Joint Assessment. Borrower shall not suffer, knowingly permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8      [Intentionally Omitted].

5.2.9      ERISA.

(a)          Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)          Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to any state statute regulating investment of, or fiduciary obligations with respect to governmental plans and (C) one or more of the following circumstances is true:

(i)          Equity interests in Owner and Operating Tenant are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)         Less than twenty-five percent (25%) of each outstanding class of equity interests in each of Owner and Operating Tenant are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or

(iii)        Each of Owner and Operating Tenant qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

5.2.10    Transfers.

(a)          Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

71

(b)          Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein (except in connection with any Condemnation) or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (B) Permitted Transfers, (C) Permitted Encumbrances, (D) Permitted Conditional Transfers or (E) Permitted Change in Control.

(c)          A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Owner or Operating Tenant agrees to sell the Property or any part thereof for a price to be paid in installments; (ii)  an agreement by Owner or Operating Tenant leasing all or a substantial part of the Property (other than the Operating Lease) for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof; and (viii) if at any time Guarantor shall fail to continue to Control Owner, Operating Tenant and Guarantor or Procaccianti shall fail to own the required direct or indirect interest in Borrower described in subsection (d) below.

(d)          Notwithstanding the provisions of this Section 5.2.10 and in addition to Permitted Transfers, Permitted Conditional Transfers and Permitted Change in Control, Lender’s consent shall not be required in connection with one or a series of Transfers, of not more than forty-nine percent (49%) of the stock, the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party; provided, however, (i) no such Transfer shall result in the change of Control in a Restricted Party, (ii) as a condition to each such Transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed Transfer, and (iii) prior to the Securitization, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements, (y) after the Securitization, to the extent that any Transfer will result in the transferee (either itself or collectively with its Affiliates) owning a 10% or greater equity interest (directly or indirectly) in Owner or Operating Tenant, Lender shall have received OFAC Searches related to any such transferee and (z) to the extent that any Transfer will result in the transferee (either itself or collectively with its Affiliates) owning a 50% or greater equity interest (directly or indirectly) in Owner or Operating Tenant, Lender shall have received acceptable litigation searches. In addition, at all times (other than in connection with or after a Permitted Conditional Transfer or Permitted Change in Control), Guarantor or, in the event of a replacement of Guarantor by a Replacement Guarantor in accordance with the terms hereof, Replacement Guarantor must own, directly or indirectly, at least a five percent (5.0%) legal and beneficial interest in Owner and Operating Tenant and Procaccianti must continue to Control Owner and Operating Tenant and own, directly or indirectly, at least a ten percent (10%) legal and beneficial interest in Owner and Operating Tenant. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 5.2.10(d).

72

(e)          No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. Otherwise, Lender’s consent to Transfers of the Property and assumption of the Loan (a “Permitted Assumption”) shall not be unreasonably withheld provided that Lender receives sixty (60) days prior written notice of such Transfer and no Event of Default has occurred and is continuing, and further provided that the following additional requirements are satisfied:

(i)          Borrower shall pay Lender a transfer fee equal to one-half of one percent (0.50%) of the outstanding principal balance of the Loan at the time of the first such Permitted Assumption and one percent (1.0%) of the outstanding principal balance of the Loan at the time of each such Permitted Assumption thereafter;

(ii)         Borrower shall pay any and all reasonable out-of-pocket costs actually incurred in connection with such Transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Rating Agencies pursuant to clause (x) below);

(iii)        The proposed transferee (the “Transferee”) or Transferee’s Principals must have demonstrated expertise in owning and operating properties similar in location, size, class and operation to the Property, which expertise shall be reasonably determined by Lender;

(iv)        Transferee and Transferee’s Principals shall, as of the date of such transfer, have an aggregate net worth and liquidity reasonably acceptable to Lender;

(v)         Transferee, Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Transferee’s Principals (“Related Entities”) must not have been party to any bankruptcy proceedings, voluntary or involuntary, made an assignment for the benefit of creditors or taken advantage of any insolvency act, or any act for the benefit of debtors within seven (7) years prior to the date of the proposed Permitted Assumption;

73

(vi)        Transferee shall assume all of the obligations of Borrower under the Loan Documents which accrue from and after the date of the Transfer in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender;

(vii)       There shall be no material litigation or regulatory action pending or threatened in writing against Transferee, Transferee’s Principals or Related Entities which is not reasonably acceptable to Lender. Prior to the Securitization, Lender shall have performed searches and/or received other diligence such that Lender is in compliance with Lender’s then current “know your customer” requirements. After the Securitization, Lender shall have received acceptable OFAC Searches with respect to Transferee and any direct or indirect owner of Transferee (either itself or collectively with its Affiliates) that will own a 10% or greater equity interest (directly or indirectly) in Transferee after giving effect to such Permitted Assumption and acceptable litigation searches with respect Transferee and any direct or indirect owner of Transferee (either itself or collectively with its Affiliates) that will own a 50% or greater equity interest (directly or indirectly) in Transferee;

(viii)      Transferee, Transferee’s Principals and Related Entities shall not have defaulted under its or their material obligations with respect to any other Indebtedness in a manner which is not reasonably acceptable to Lender;

(ix)         The Related Entities must be able to satisfy all the representations and covenants set forth in Sections 4.1.30, 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Transferee, the Related Entities and Transferee’s Principals shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x)          If required by Lender, Transferee shall be approved by the Rating Agencies selected by Lender, which approval, if required by Lender, shall take the form of a confirmation in writing from such Rating Agencies to the effect that such Transfer will not result in a requalification, reduction, downgrade or withdrawal of the ratings in effect immediately prior to such assumption or transfer for the Securities or any class thereof issued in connection with a Securitization which are then outstanding;

(xi)         Prior to any release of Guarantor, a Replacement Guarantor shall have assumed all of the liabilities and obligations of Guarantor under the Guaranty and Environmental Indemnity executed by Guarantor or executed a replacement guaranty and environmental indemnity in the form of the Guaranty and Environmental Indemnity or such other forms as are reasonably satisfactory to Lender (provided that such assumption may cover obligations and liabilities only from and after the date of the proposed assumption so long as Guarantor remains liable for its obligations and liabilities under the Guaranty and Environmental Indemnity for any prior to such assumption);

74

(xii)        Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Insurance Policy issued on the date hereof and the Permitted Encumbrances;

(xiii)       The Property shall be managed by a Qualified Manager pursuant to a Replacement Management Agreement; and

(xiv)      The Transfer shall comply with all terms and conditions set forth in the Franchise Agreement with respect to transfers and the Property shall be licensed, flagged and branded by a Franchisor pursuant to a Franchise Agreement or a Replacement Franchise Agreement or by a Qualified Franchisor pursuant to a Replacement Franchise Agreement; and

(xv)       Franchisor shall have waived any right of first refusal it may have relating to such Transfer and Lender shall have received satisfactory evidence that Franchisor has approved the Transferee.

Immediately upon a Permitted Assumption by such Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be automatically released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents accruing after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f)          Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer (except, for the avoidance of doubt, any Transfers which do not require Lender’s consent pursuant to the terms of this Agreement and the other Loan Documents) regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g)          In connection with a Permitted Conditional Transfer set forth in clause (b) of the definition thereof, Borrower shall be permitted to enter into an operating lease (the “Operating Lease”) for the entire Property with a newly-formed Delaware limited liability company that is a wholly-owned subsidiary of Procaccianti Convertible Fund, LLC and is Controlled by PH REIT (such newly formed entity, the “Operating Company”) subject to the following conditions precedent:

(i)          No Event of Default shall have occurred and be continuing;

(ii)         The Operating Company shall be a co-borrower with respect to the Loan and shall execute (x) an omnibus amendment to the Loan Documents which shall include reasonable and customary representations and warranties, covenants, events of default, carve-outs and other provisions relating to the Operating Lease and the Operating Company as the parties shall agree, (y) an amendment to the Mortgage (granting a Lien on the Operating Company’s leasehold estate with respect to the Property) and (z) such other agreements and documents as may be reasonably required by Lender;

75

(iii)        Borrower shall deliver notice to Lender thirty (30) days prior to entering into the Operating Lease;

(iv)        Borrower shall deliver a copy of the Operating Lease to Lender;

(v)         The Operating Company shall be a Special Purpose Entity and shall satisfy all of the requirements of Section 4.1.30 hereof; and

(vi)        Borrower shall pay any and all reasonable out-of-pocket costs actually incurred in connection with this clause (g) (including, without limitation, Lender’s reasonable counsel fees and disbursements and recoding fees).

(h)          At the request of Borrower or in connection with a Permitted Change in Control, Lender shall consent to the replacement of Guarantor with PH REIT upon satisfaction of each of the following conditions precedent:

(i)          no Event of Default shall have occurred and be continuing;

(ii)         PH REIT satisfies the requirements set forth in the definition of Replacement Guarantor;

(iii)        PH REIT shall have executed and delivered to Lender an original replacement guaranty and environmental indemnity, each reasonably acceptable to Lender and which will be acceptable to Lender if in form and substance identical to the Guaranty and Environmental Indemnity;

(iv)        Lender shall have received an opinion of counsel to Borrower (which counsel shall be reasonably acceptable to Lender) confirming that (x) the replacement guaranty and replacement environmental indemnity have been executed and delivered by PH REIT and Borrower (as applicable), (y) PH REIT and Borrower (as applicable) have taken all necessary partnership or limited liability company action to authorize the execution and delivery of the replacement guaranty and replacement environmental indemnity and (z) the replacement guaranty and replacement environmental indemnity are the valid, legal and binding obligations of PH REIT and Borrower (as applicable) and are enforceable in accordance with their terms; and

(v)         Borrower shall pay any and all reasonable out-of-pocket costs actually incurred in connection with this clause (h) (including, without limitation, Lender’s reasonable counsel fees and disbursements).

76

Section 5.3           Operating Tenant Fee. Borrower hereby warrants and represents that the Operating Tenant Fee is evidenced by a letter agreement as provided to Lender and is  unsecured . Borrower hereby covenants and agrees that the Operating Tenant Fee is and will continue to be subject and subordinate in payment and all other respects to the Loan, the Loan Documents, Operating Expenses and all amounts due and owing or payable in connection with the Property or the Loan.  Further, no Operating Tenant Fee shall be payable or may be paid or accepted upon and during the continuance of any Default, Event of Default or Cash Sweep Event. Subject to the foregoing subordination, so long as no Default ,Event of Default or Cash Sweep Event has occurred and is continuing, Owner may pay the Operating Tenant Fee to Operating Tenant and the Operating Fee is not required to deposited to the Lockbox Account, provided, however, that the payment of the Operating Tenant Fee is made after payment of (i) all  amounts then due and owing under the Loan and the Loan Documents, (ii) all Operating Expenses and (iii) all amounts then due and payable in connection with the Property or the Loan.

ARTICLE VI - INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1           Insurance.

(a)          Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)          comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000.00 for all such insurance coverage; provided however with respect to windstorm, flood and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the Property; and (D)  if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law in an amount equal to the full Replacement Cost, and coverage for demolition costs and coverage for increased costs of construction in amounts acceptable to Lender. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the (1) maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus (2) such greater amount as Lender shall require, and (z) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

77

(ii)         business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least twelve (12) months after the date of the Casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)        at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)        comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4)  contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

78

(vi)        if applicable, commercial automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii)       if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii)      umbrella and excess liability insurance in an amount not less than $10,000,000.00 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, as applicable, which umbrella liability coverage shall apply in excess of such supplemental coverage;

(ix)         the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a)(i), (ii), (v) and (viii) above at all times during the term of the Loan;

(x)          if applicable, insurance against employee dishonesty containing minimum limits of $500,000.00;

(xi)         if applicable, liquor liability coverage containing minimum limits per occurrence of $1,000,000.00; and

(xii)        upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)          All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A:X” or better in the current Best’s Insurance Reports and a claims paying ability rating of “A” or better by S&P. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies, to be followed by complete copies of the Policies upon issuance, accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Owner or Operating Tenant to Lender. Borrower shall, within three (3) Business Days, forward to Lender a copy of each written notice received by Borrower of any proposed or actual modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Notwithstanding the foregoing, if Insurance Premiums are to be financed through a third party premium finance company under a premium finance agreement (“Premium Finance Agreement”), (A) Borrower shall submit to Lender evidence of payment of each and every installment due under the Premium Finance Agreement as each installment becomes due and payable; (B) the premium financing company shall have agreed to provide Lender with notice in the event of cancellation of the Policies that are subject to the Premium Finance Agreement; and (C) Borrower shall be required to escrow 115% of a regularly scheduled monthly installment due under the Premium Finance Agreement and allocated to the Property at all times during which the Premium Finance Agreement is in place.

79

(c)          Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder or shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d)          All Policies provided for or contemplated by Section 6.1(a) hereof, shall name Borrower as a named insured and, with respect to liability policies, except for the Policies referenced in Section 6.1(a)(vi) and (vii) of this Agreement, shall name Lender and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property policies, including, but not limited to, terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)          All property Policies shall contain clauses or endorsements to the effect that:

(i)          no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or foreclosure or similar action, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)         the Policy shall not be canceled without at least thirty (30) days written notice to Lender, except ten (10) days’ notice for non-payment of premiums;

(iii)        the issuers thereof shall give written notice to Lender if the issuers elect not to renew the Policy prior to its expiration; and

(iv)        Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)          If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with reasonable notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

80

Section 6.2           Casualty.

(a)          If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), (i) if the cost of Restoration for such damage is greater than $100,000.00, Borrower shall give prompt written notice of such damage to Lender and (ii) subject to Lender’s compliance with the provisions of Section 6.4 hereof, shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to Section 6.4 hereof as nearly as commercially practicable to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve the final settlement, which approval shall not be unreasonably withheld or delayed) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than 5% of the outstanding principal amount of the Loan and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

(b)          Notwithstanding anything contained in Section 6.2(a) and Section 6.4 to the contrary, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien following a Casualty (but taking into account any proposed Restoration on the Property), the REMIC Loan to Value Ratio of the Property is greater than one hundred twenty-five percent (125%) (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and excluding the value of Personal Property and going concern value), the principal balance of the Loan must be paid down by (i) the net Insurance Proceeds or (ii) a “qualified amount” as that term is defined in the IRS Revenue Procedure 2010 30, as the same may be amended, supplemented or modified from time to time, unless Lender receives an opinion of counsel that the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien.

Section 6.3           Condemnation.

(a)          Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings to the extent such Condemnation affects any portion of the Property valued in excess of 5% of the outstanding principal amount of the Loan (any such Condemnation, a “Material Condemnation”), and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, with respect to any Material Condemnation, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

81

(b)          Notwithstanding the foregoing provisions of this Section 6.3, and Section 6.4 hereof, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of the Property (but taking into account any proposed Restoration on the remaining portion of the Property), the REMIC Loan to Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and excluding the value of Personal Property and going concern value), the principal balance of the Loan must be paid down by the least of the following amounts: (i) the net Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the REMIC Loan to Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage.

Section 6.4           Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a)          If the Net Proceeds shall be less than 5% of the outstanding principal amount of the Loan (the “Restoration Threshold”) and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in subsections (A), (B), (L), (M) and (N) of Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)          If the Net Proceeds are equal to or greater than Restoration Threshold or the costs of completing the Restoration is equal to or greater than Restoration Threshold Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

82

(i)          The Net Proceeds shall be made available to Borrower pursuant to this Section 6.4(b) for Restoration provided that each of the following conditions are met in Lender’s reasonable judgment:

(A)        no Event of Default shall have occurred and be continuing;

(B)         (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)         [Intentionally Omitted];

(D)         Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(E)         Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)         Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2)  such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)         the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(H)        the Restoration shall be done and completed by Borrower in a commercially reasonable and diligent fashion and in compliance with all applicable Legal Requirements;

83

(I)          such Casualty or Condemnation, as applicable, does not result in the complete loss of access to the Property or the Improvements;

(J)          the Debt Service Coverage Ratio for the Property, after giving effect to the Restoration, shall be equal to or greater than 1.1 to 1.0;

(K)         Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Lender’s approval in its reasonable discretion;

(L)          the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration;

(M)        the Management Agreement is not terminated for the Property as a result of such casualty or condemnation; and

(N)         the Franchise Agreement is not terminated for the Property as a result of such casualty or condemnation.

(ii)         The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full or will be paid out of such disbursement, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or will be discharged of record following payment from such disbursement, or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)        All plans and specifications required in connection with any Restoration the cost of which exceeds $500,000.00 (any such Restoration, a “Material Restoration”) shall be subject to prior review and reasonable acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with any Material Restoration. The identity of the contractors, subcontractors and materialmen engaged in any Material Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable approval by Lender and the Casualty Consultant to the extent such contracts exceed $150,000.00. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.

84

(iv)        In no event shall Lender be obligated to make disbursements of the Net Proceeds for a Material Restoration in excess of an amount equal to the costs actually incurred from time to time for work in place as part of a Material Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of a Material Restoration, as certified by the Casualty Consultant, until the Material Restoration has been completed. The Casualty Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of reasonably satisfactory evidence that fifty percent (50%) of the Material Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Material Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Material Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Material Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Material Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the conditional lien waivers and either invoices or evidence of payment in full of the balance of any sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives (or will receive upon release of such Casualty Retainage and payment thereof to the applicable contractor, subcontractor or materialman) an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)         Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

85

(vi)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of a Material Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Material Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii)       The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency) deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Material Restoration have been paid in full, shall be deposited in the Cash Management Account to be disbursed in accordance with this Agreement, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c)          All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof shall be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, (a “Net Proceeds Prepayment”). In the event of a Net Proceeds Prepayment in excess of the Restoration Threshold, Borrower shall have the right to a release of the Property in accordance with the provisions of Section 2.4.1 hereof without the obligation to pay a Yield Maintenance Premium (and notwithstanding that the Permitted Prepayment Date may not yet have occurred) upon satisfaction of the following conditions: (1) within thirty (30) days following the proposed date of the intended Net Proceeds Prepayment, Borrower shall provide Lender with written notice of Borrower’s intention to release the Property in accordance with the provisions of Section 2.4.1 hereof, and (2) Borrower shall comply with all of the conditions to and shall complete a release of the Property in accordance with the provisions of Section 2.4.1 hereof on or before one hundred eighty (180) days after Lender has notified Borrower that the Net Proceeds are not being made available for Restoration and that the Net Proceeds Payment is in excess of the Restoration Threshold. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration upon delivery of the written notice set forth in clause (1) of the preceding sentence (unless Borrower subsequently shall fail to satisfy the requirements of clauses (3) of the preceding sentence).

(d)          In the event of foreclosure of the Mortgage, or other transfer of title of the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

86

ARTICLE VII - RESERVE FUNDS

Section 7.1           Required Repairs. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule II. Owner hereby represents and warrants that all the Required Repairs have been completed in accordance with the terms of the Loan Agreement.

Section 7.2           Tax and Insurance Escrow Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit for Taxes and Other Charges equal to $152,507.00 and (b) on each Payment Date thereafter (i) one-twelfth (1/12) of the Taxes and Other Charges that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes and Other Charges at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage, subject to Borrower’s right to contest Taxes set forth in Section 5.1.2 hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall return any excess to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. The Tax and Insurance Escrow Fund shall be held by Lender in an interest bearing account, which interest shall be included with amounts on deposit in the Tax and Insurance Escrow Fund and held for the benefit of Borrower. Notwithstanding anything to the contrary hereinbefore contained, Lender shall waive the requirement set forth herein for Borrower to make deposits for the payment of Insurance Premiums into the Tax and Insurance Escrow Fund so long as (a) no Event of Default has occurred and is continuing, and (b) Borrower has provided Lender with satisfactory evidence (as determined by Lender) that the Property is insured in accordance with Section 6.1 of this Agreement pursuant to a blanket insurance Policy. Notwithstanding the foregoing, if no Event of Default has occurred and is continuing and Borrower has provided Lender with satisfactory evidence (as determined by Lender) that Borrower is financing Insurance Premiums pursuant to a Premium Finance Agreement in accordance with Section 6.1(b) hereof, (a) Borrower shall deposit with Lender 115% of a regularly scheduled monthly installment due under the Premium Finance Agreement and allocated to the Property in the Tax and Insurance Escrow Fund and the requirement to deposit amounts set forth in clause (b)(ii) above shall be waived and (b) so long as Insurance Premiums are being financed pursuant to a Premium Finance Agreement, such amount shall be held as additional collateral for the Loan. Any Tax and Insurance Escrow Funds remaining after the Debt has been paid in full shall be paid to Borrower.

87

Section 7.3           FF&E Reserve.

7.3.1      FF&E Reserve Fund. (a) Borrower shall pay to Lender on the Closing Date an initial deposit equal to $16,396.00 and on each Payment Date an amount equal to the FF&E Monthly Deposit for replacements and repairs to FF&E required to be made to the Property during the calendar year (collectively, the “FF&E Replacements”). Amounts deposited pursuant to this Section 7.3.1 shall hereinafter be referred to as the “FF&E Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account”. The FF&E Reserve Fund shall be held by Lender in an interest-bearing account with any interest on the funds in such account being deposited in such account and held for the benefit of Borrower.

(b)          Borrower shall also pay to Lender on the Closing Date a deposit equal to $157,474.00 (the “Renovation Plan Deposit”) for replacements and repairs required under the Renovation Plan (the “Renovation Plan Replacements”). Amounts deposited pursuant to this Section 7.3.1(b) shall be FF&E Reserve Funds and shall be deposited into the FF&E Reserve Account. Notwithstanding the terms of this Section 7.3.1(b) to the contrary in lieu of funding the Renovation Plan Deposit the Borrower may instead secure a Letter of Credit for the same amount and maintain the same in place until such time as the Renovation Plan Replacements as completed.

(c)          Borrower shall also pay to Lender on each Payment Date an amount equal to the PIP Monthly Deposit (if applicable), for replacements and repairs required under any Property Improvement Plan (other than the Renovation Plan) (the “PIP Replacements”, together with the FF&E Replacements and the Renovation Plan Replacements, collectively, the “Replacements”). Amounts deposited pursuant to this Section 7.3.1(c) shall be FF&E Reserve Funds and shall be deposited into the FF&E Reserve Account. Lender shall have the right to establish subaccounts within the FF&E Reserve Account to segregate amounts on deposit for the FF&E Replacements, amounts on deposit from the Renovation Plan Deposit and amounts on deposit for the PIP Replacements.

7.3.2           Disbursements from FF&E Reserve Account.

(a)          Lender shall make disbursements from the FF&E Reserve Account to pay Borrower only for the costs of the Replacements. The Renovation Plan Deposit shall be disbursed only for the costs of Renovation Plan Replacements in accordance with the Renovation Plan; provided that upon completion of the Renovation Plan Replacements in accordance with the Renovation Plan, any amounts remaining from the Renovation Plan Deposit may be used for FF&E Replacements or PIP Replacements. Lender shall not be obligated to make disbursements from the FF&E Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or replacements of inventory.

88

(b)          Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the FF&E Reserve Account necessary to pay for the actual approved costs of Replacements, including advance deposits required in connection with any Replacements, or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof) as reasonably determined by Lender. In no event shall Lender be obligated to disburse funds from the FF&E Reserve Account if an Event of Default has occurred and is continuing.

(c)          Each request for disbursement from the FF&E Reserve Account shall be in a form specified or reasonably approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made. With each request Borrower shall certify that all Replacements have been made or will be made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property. Except with respect to advance deposits required in connection with the Replacements, each request for disbursement shall include copies of invoices for all items or materials purchased, or such other evidence as may be reasonably acceptable to Lender, and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in this Section 7.3.2(c) or Section 7.3.2(e) hereof, each request for disbursement from the FF&E Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement satisfactory to Lender in its reasonable judgment. Borrower shall provide Lender a copy of a purchase contract, purchase order or other evidence reasonably satisfactory to Lender evidencing the obligation to make any advance deposit required in connection with the Replacements.

(d)          Except with respect to advance deposits required in connection with the Replacements, Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the FF&E Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a conditional waiver of lien from each Person receiving payment prior to Lender’s disbursement from the FF&E Reserve Account. In addition, as a condition to any disbursement (other than with respect to any advance deposit required in connection with the Replacements), Lender may require Borrower to obtain conditional lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $50,000.00 for completion of its work or delivery of its materials. Any conditional lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

89

(e)          If (i) the cost of a Replacement exceeds $50,000.00, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Lender has approved in writing in advance such periodic payments, a request for reimbursement from the FF&E Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) except in connection with any advance deposit required in connection with the Replacements, the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied, (D) funds remaining in the FF&E Reserve Account are, in Lender’s reasonable judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a conditional waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

(f)          Borrower shall not make a request for disbursement from the FF&E Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $5,000.00. Any FF&E Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

7.3.3           Performance of Replacements.

(a)          Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other comparable properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating; provided, however, Borrower shall make all PIP Replacements prior to such date(s) as required under the Franchise Agreement. Borrower shall complete all Replacements in a good and workmanlike manner and in a diligent fashion following the commencement of making each such Replacement. Borrower shall complete the Renovation Plan in a good and workmanlike manner and in a diligent fashion following the commencement of the Renovation Plan Replacements, but no later than the first anniversary of the Closing Date.

(b)          Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements to the extent such contracts or work orders exceed $500,000.00. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

90

(c)          In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement, upon twenty (20) days prior written notice to Borrower and Borrower’s failure to cure the same within such time frame and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the FF&E Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon the occurrence and during the continuance of an Event of Default hereunder.

(d)          In order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, upon the occurrence and during the continuance of an Event of Default Borrower grants Lender the right to enter onto the Property (subject to the rights of Tenants under their Leases) and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the FF&E Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the FF&E Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be reasonably necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be reasonably required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be reasonably necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might reasonably do in its own behalf to fulfill the terms of this Agreement.

(e)          Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the FF&E Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f)          Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

91

(g)          Other than with respect to Renovation Plan Replacements, upon prior written notice to Borrower, Lender may require an inspection of the Property at Borrower’s expense for every $150,000.00 in disbursements from the FF&E Reserve Account in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of any amounts from the FF&E Reserve Account. With respect to Renovation Plan Replacements, Lender may require an Officer’s Certificate for every $150,000.00 in disbursements from the FF&E Reserve Account certifying to Lender that the Renovation Plan Replacement for which reimbursement is sought has been completed in a good and workmanlike manner. Borrower shall pay the reasonable expense of any inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h)          The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for Permitted Encumbrances).

(i)          For every $150,000.00 in disbursements from the FF&E Reserve Account, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s liens or other liens of any nature have been placed against the Property since the date of recordation of the related Mortgage and that title to the Property is free and clear of all Liens (other than Permitted Encumbrances).

(j)          All Replacements shall comply with all applicable Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(k)          In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

92

7.3.4      Failure to Make Replacements.

(a)          It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the FF&E Reserve Fund (or any portion thereof) for any purpose related to the Property, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the FF&E Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b)          Nothing in this Agreement shall obligate Lender to apply all or any portion of the FF&E Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5      Balance in the FF&E Reserve Account. The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4           [Intentionally Omitted].

Section 7.5           Excess Cash Flow Reserve Fund.

7.5.1      Deposits to Excess Cash Flow Reserve Fund. During a Cash Sweep Period, Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2      Release of Excess Cash Flow Reserve Funds. During the continuance of a Cash Sweep Period caused solely by a DSCR Trigger Event or an Event of Default (other than an Event of Default under Section 8.1(a)(i) hereof), upon the written request of Borrower, Lender shall disburse Excess Cash Flow Reserve Funds to the applicable subaccount of the Cash Management Account to cover any shortfalls in deposits required by Section 3.6(j) of the Cash Management Agreement (including refunds of advance deposits) on a Payment Date, provided however, that (a) Lender shall release such Excess Cash Flow Reserve Funds only to the extent such funds are available in the Excess Cash Flow Reserve Account, (b) such funds shall not be used to pay for or reimburse incentive management fees for a Manager who is an Affiliate of Borrower, (c) with respect to administrative, legal and similar items, Lender shall only release funds equal to 2.0% above the amount set forth in the Approved Annual Budget for such items and (d) Borrower has provided Lender with (x) the actual operating statement for the prior month which evidences such shortfall, (y) an Officer’s Certificate showing the calculation of and representing the amount of such shortfall and certifying that such information is true, correct, accurate and complete and (z) any other evidence which Lender shall reasonably request. Lender shall make any such approved disbursements as requested by Borrower not more than once per calendar month. In no event shall disbursements from the Excess Cash Flow Reserve Fund result in any disbursement of funds from the Cash Management Account to Borrower. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Lockbox Account to be disbursed in accordance with the Lockbox Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full shall be paid to Borrower.

93

Section 7.6           Reserve Funds, Generally.

(a)          Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b)          During the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c)          The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d)          Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e)          Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses, but excluding, in all events, consequential, punitive and/or special damages) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and is continuing.

(f)          The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g)          Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be paid to Borrower

94

Section 7.7           Letters of Credit.

(a)          This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Borrower shall give Lender no less than ten (10) days written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Lender shall be entitled to draw on any such Letter of Credit.

(b)          Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty five (45) days prior to such termination); (iii) if the bank or financial institution issuing the Letter of Credit does not have the minimum required rating set forth in the definition of Letter of Credit and Borrower has not substituted a Letter of Credit from a bank or financial institution that has such minimum required rating within fifteen (15) days after Lender notice to Borrower; and/or (iv) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit.

Section 7.8           DSCR Cure Deposit Reserve Fund.

7.8.1      Deposits to DSCR Cure Deposit Reserve Fund. If Borrower shall deposit with Lender any DSCR Cure Deposit, such amounts shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “DSCR Cure Deposit Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “DSCR Cure Deposit Reserve Account”.

7.8.2      Release of DSCR Cure Deposit Reserve Funds. At such time as the conditions for a DSCR Cure have been satisfied (without taking into account the amount of any DSCR Cure Deposit Reserve Funds in the DSCR Deposit Reserve Account necessary to effectuate a cure), provided no Event of Default shall have occurred and be continuing, all DSCR Cure Deposit Reserve Funds then on deposit shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement.

95

ARTICLE VIII - DEFAULTS

Section 8.1           Event of Default.

(a)          Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if (A) any monthly installment of principal and/or interest due under the Note, or the payment due on the Maturity Date is not paid when due or (B) any amount required to be deposited into the Reserve Funds or any other portion of the Debt is not paid when due, and such non-payment referred to under this clause (B) continues for five (5) days following written notice to Borrower that the same is due and payable;

(ii)         if any of the Taxes or Other Charges are not paid prior to the date that the same become delinquent, unless funds for the payment of such Taxes or Other Charges were available in the Tax and Insurance Escrow Fund but Lender or Servicer failed to make payment or make available to Borrower funds for payment thereof as required under the provisions of the Loan Documents;

(iii)        if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender within ten (10) Business Days following request unless such Policy or Policies were cancelled for non-payment of premiums and funds for the payment of such premiums were available in the Tax and Insurance Escrow Fund but Lender or Servicer failed to make payment or make available to Borrower funds for payment thereof as required under the provisions of the Loan Documents;

(iv)        if either Owner or Operating Tenant Transfers or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of the provisions of this Agreement;

(v)         if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made, and such misrepresentation is not cured within twenty (20) days of Lender’s notice thereof to Borrower; provided, however, that if (A) such untrue representation or warranty is inadvertent, immaterial and non-recurring, and (B) such untrue representation or warranty is susceptible of cure but cannot reasonably be cured within such twenty (20) day period and provided further that Borrower shall have commenced to cure such representation or warranty within twenty (20) days after receipt of notice from Lender and thereafter diligently and expeditiously proceeds to cure the same, such twenty (20) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such representation or warranty, such additional period not to exceed thirty (30) days;

(vi)        if Owner, Operating Tenant or Principal shall make an assignment for the benefit of creditors;

96

(vii)       if a receiver, liquidator or trustee shall be appointed for Owner, Operating Tenant or Principal or if Owner, Operating Tenant or Principal shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or Principal, or if any proceeding for the dissolution or liquidation of Borrower or Principal shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Owner, Operating Tenant or Principal upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii)      if Owner or Operating Tenant attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)         if Guarantor shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or if Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor, or if any proceeding for the dissolution or liquidation of Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days; provided, further, however, that, with respect to Guarantor, no such event shall constitute an Event of Default if a replacement guaranty from a Replacement Guarantor is delivered to Lender; and provided, further, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x)          if Borrower breaches any covenant contained in Section 4.1.30 or Section 4.1.43 hereof or any negative covenant contained in Section 5.2 hereof; provided, however, that a breach of any covenant contained in Section 4.1.30 or Section 4.1.43 hereof or Section 5.2 shall not constitute an Event of Default if (A) such breach is inadvertent and immaterial, and (B) if such breach is curable, Borrower shall promptly cure such breach within sixty (60) days after written notice thereof from Lender;

(xi)         with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xii)        The occurrence of any “Event of Default” or material default under the Operating Lease which may have a material adverse effect on Lender, the Loan or the Property or the termination of the Operating Lease;

(xiii)       if a material default by Owner or Operating Tenant has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement); provided, however, it shall no longer be an Event of Default if Manager terminates or cancels the Management Agreement (or any Replacement Management Agreement) as a result of such default and the same is replaced by a Qualified Manager under a Replacement Management Agreement;

97

(xiv)      if Borrower shall continue to be in Default under any of the terms, covenants or conditions of Section 9.1 hereof, or fails to cooperate with Lender in connection with a Securitization pursuant to the provisions of Section 9.1 hereof, for three (3) Business Days after notice to Borrower from Lender;

(xv)       if Borrower ceases to do business as a hotel at the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation); provided, however, it shall not be an Event of Default if Operating Tenant takes certain hotel rooms offline in connection with maintenance of the Property but continues to operate the hotel at the Property;

(xvi)      if (A) a default has occurred and continues beyond any applicable cure period under the Franchise Agreement and such default permits Franchisor to terminate or cancel the Franchise Agreement, (B) if, without the prior written consent of Lender, the Franchise Agreement is modified in a manner that requires Lender’s prior written consent under Section 5.2.1(a) hereof or is terminated or cancelled by Borrower or (C) if, without the prior written consent of Lender, Borrower accepts a surrender of the Franchise Agreement or accepts a modification of the Franchise Agreement which requires Lender’s prior written consent under Section 5.2.1(a) hereof;

(xvii)     [intentionally omitted];

(xviii)    if (a) Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvii) above, or (b) Borrower shall continue to be in Default under any of the terms, covenants or conditions of any other Loan Document where such terms, covenants or conditions of such other Loan Document do not specifically provide that failure to comply with such terms, covenants or conditions constitute an Event of Default, in each case for a period of ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; provided, however, that notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if there is any conflict between this Agreement and any other Loan Document with respect to Defaults or Events of Default, the provisions of this Agreement shall control; or

98

(xix)       if there shall be default under any of the other Loan Documents beyond any express cure periods contained in such documents, whether as to Owner, Operating Tenant or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt (but excluding such acceleration or ability to accelerate solely as a result of an Event of Default pursuant to this clause (xix)).

(b)          Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above), in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon the occurrence and during the continuance any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2           Remedies.

(a)          Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) subject to applicable law, Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

99

(b)          With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c)          Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender; provided, subject to the provisions of Section 9.1, that Borrower shall not be required to execute and deliver Severed Loan Documents which increase Borrower’s obligations and/or liabilities under the Loan Documents (other than in de minimis respects) or decrease Borrower’s rights under the Loan Documents or Severed Loan Documents. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead, after the occurrence and during the continuance of an Event of Default, to make and execute all documents reasonably necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)          As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3           Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

100

ARTICLE IX - SPECIAL PROVISIONS

Section 9.1           Securitization.

9.1.1      Sale of Notes and Securitization.

(a)          Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by or on behalf of Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender or take other actions reasonably required by Lender, in each case in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization (provided that the failure to provide such information shall not constitute a default or Event of Default so long as Borrower has used commercially reasonable efforts to obtain such information) including, without limitation, to:

(b)          provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender, prospective investors and/or the Rating Agencies;

(c)          assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and approved by Lender, Principal and their respective affiliates to obtain, collect, and deliver information requested or required by Lender, prospective investors and/or the Rating Agencies;

(d)          deliver revised organizational documents for Borrower, which organizational documents shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

101

(e)          if reasonably required by any prospective investor and/or any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender, prospective investors and/or the Rating Agencies;

(f)          update the representations and warranties made as of the closing date of the Securitization with respect to the Property, Owner, Operating Tenant, Principal, Guarantor and the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(g)          execute such amendments to the Loan Documents as may be reasonably requested by Lender, prospective investors and/or the Rating Agencies to effect the Securitization; provided that, except as contemplated in Sections 9.1.2 or 9.1.3 hereof, the same do not increase Borrower’s or Guarantor’s or their affiliates obligations or decreases Borrower’s or Guarantor’s or their affiliates’ rights under the Loan Documents, other than to a de-minimis extent;

(h)          if requested by Lender, review any information regarding the Property, Borrower, Principal, Guarantor, and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(i)          supply to Lender such documentation, financial statements and reports in form and substance reasonably required in order to comply with any applicable securities laws.

9.1.2      Loan Components. Borrower covenants and agrees that in connection with any Securitization of the Loan, upon Lender’s request Borrower shall deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan or create one or more mezzanine loans (including amending Borrower’s organizational structure to provide for one or more mezzanine borrowers) (each a “Resizing Event”) provided that, except as set forth below in this Section 9.1.2 or in Section 9.1.3, the same do not increase Borrower’s or Guarantor’s or their affiliates obligations or decreases Borrower’s or Guarantor’s or their affiliates’ rights under the Loan Documents, other than to a de-minimis extent. Lender may apply principal, interest rates and amortization of the Loan between such new components and/or mezzanine loans in a manner specified by Lender in its sole discretion such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum bond execution for the Loan; provided however, Lender agrees that such new notes or modified note or mezzanine notes shall immediately after the Resizing Event (a) have the same initial weighted average coupon as the original note prior to such Resizing Event, notwithstanding that such new notes or modified note or mezzanine notes may, in connection with the application of principal to such new notes or modified note or mezzanine notes, subsequently cause the weighted average spread of such new notes or modified note or mezzanine notes to change (but not increase, except that the weighted average spread may subsequently increase due to involuntary prepayments or if an Event of Default shall occur), (b) shall not modify the Maturity Date, the aggregated outstanding principal balance of the Loan or any other material economic term of the Loan, (c) shall not impose increased restrictions on equity transfers in Borrower (subject to restrictions included as a result of the fact that the subordinate financing was created), (d) shall not modify Borrower’s recourse obligations or require recourse to any Exculpated Parties (subject to requiring recourse to any Exculpated Parties that are formed in connection with the creation of the subordinate financing) or (e) shall not modify any other provision that materially increases Borrower’s or Guarantor’s or their Affiliates’ obligations or materially decreases Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents, other than to a de-minimis extent. In connection with any Resizing Event, Borrower covenants and agrees to modify the Cash Management Agreement to reflect the newly created components and/or mezzanine loans, provided the same do not materially increase Borrower’s or Guarantor’s or their Affiliates’ obligations or materially decreases Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents, other than to a de-minimis extent.

102

9.1.3      Mezzanine Loans. Notwithstanding the provisions of Section 9.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the principal balances of each of the Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.3, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents as are reasonably necessary in connection with the creation of such New Mezzanine Loan, provided however, Lender agrees that the Loan and any New Mezzanine Loan(s) shall immediately after the creation of the New Mezzanine Loan(s) (a) have the same initial weighted average coupon as the Loan prior to the creation of the New Mezzanine Loan(s), notwithstanding that the Loan and any New Mezzanine Loan(s) may, in connection with the application of principal to the Loan and any New Mezzanine Loan(s), subsequently cause the weighted average spread of the Loan and any New Mezzanine Loan(s) to change (but not increase, except that the weighted average spread may subsequently increase due to involuntary prepayments or if an Event of Default shall occur), (b) shall not modify the Maturity Date, the aggregated outstanding principal balance of the Loan or any other material economic term of the Loan, (iii) shall not impose increased restrictions on equity transfers in Borrower (subject to restrictions included as a result of the fact that the New Mezzanine Loan(s) were created), (iv) shall not modify Borrower’s recourse obligations or require recourse to any Exculpated Parties (subject to requiring recourse to any Exculpated Parties that are formed in connection with the creation of the New Mezzanine Loan(s)) or (v) except as set forth below in this Section 9.1.3 or in Section 9.1.2, shall not modify any other provision that materially increases Borrower’s or Guarantor’s or their Affiliates’ obligations or materially decreases Borrower’s or Guarantor’s or their Affiliates’ rights under the Loan Documents, other than to a de-minimis extent. In addition, Borrower shall cause the formation of, or alternatively, shall use existing recycled special purpose, bankruptcy remote entities, in each case as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower, provided the same do not materially increase Borrower’s or Guarantor’s or their affiliates’ obligations or materially decrease Borrower’s or Guarantor’s or their affiliates’ rights under the Loan Documents, other than to a de-minimis extent. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents, as amended, as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.

103

9.1.4      [Intentionally Omitted].

9.1.5      Securitization Costs. All reasonable third party costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under this Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies, any mortgage recording taxes, title insurance premiums and UCC insurance premiums) shall be paid by Borrower provided such costs and expenses do not exceed $15,000.00 in the aggregate. All additional reasonable third party costs and expenses in excess of $15,000.00 in the aggregate incurred by Borrower, its Principal and Guarantor in connection with Borrower’s complying with any obligations of Borrower under this Section 9.1 shall be paid by Lender. Nothing in the preceding two sentences, however, shall limit Borrower’s obligations to pay any costs and expenses (or be deemed to require Lender to pay or reimburse Borrower for any costs and expenses) which are otherwise the responsibility of Borrower pursuant to the terms of the Loan Documents (other than Section 9.1 of this Agreement).

Section 9.2           Securitization Indemnification.

(a)          Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Provided Information by providing all reasonable current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)          Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) Borrower has carefully examined the Disclosure Documents to the extent the same relate to the Property or the Loan, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Properties,” “The Manager,” “The Borrower”, and “Certain Legal Aspects of the Mortgage Loan,” to the extent such sections relate to the Property or the Loan and (B) any other information provided by Borrower to any Rating Agency in connection with the Securitization collectively (collectively with the Provided Information, the “Covered Disclosure Information”), (ii) certifying that the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, (iii) indemnifying Indemnified Parties, for any losses, claims, damages, liabilities, costs or expenses including without limitation legal fees and expenses for enforcement of these obligations but excluding consequential, punitive and special damages (collectively, the “Liabilities”) to which any such Indemnified Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information, or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information not misleading; provided, that such indemnification obligation does not specifically relate to a comment made with respect to any Covered Disclosure Information which Lender failed to accept in substance, and (iv) agreeing to reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (iii) and (iv) above shall be effective, valid and binding obligations of Borrower, whether or not an indemnification agreement described in clause (A) above is provided.

104

(c)          In connection with Exchange Act Filings, Borrower agrees to indemnify (i) the Indemnified Parties for Liabilities to which any such Indemnified Party may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information not misleading; provided, that such indemnification obligation does not specifically relate to a comment made with respect to any Covered Disclosure Information which Lender failed to accept in substance, and (ii) reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party, as they are incurred, in connection with defending or investigating the Liabilities.

(d)          Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve it from any liability which it may have to an Indemnified Party otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Party, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from Borrower to the Indemnified Party of its election to assume the defense of such claim or action, Borrower shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both any Borrower, on the one hand, and one or more Indemnified Parties on the other hand, and an Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Party that are different or in addition to those available to Borrower, the Indemnified Party or Parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party or Parties. The Indemnified Party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Party is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Borrower is required hereunder to indemnify such Indemnified Party. Borrower shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Party.

105

(e)          Without the prior written consent of Lender (which consent shall not be unreasonably withheld or delayed), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given Lender reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Party hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower Person shall not be liable for any settlement made by any Indemnified Party without the consent of Borrower (which consent shall not be unreasonably withheld or delayed).

(f)          Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Party harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Indemnified Party, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Party, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Borrower, on the one hand, and all Indemnified Parties, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Indemnified Parties collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Parties in connection with the closing of the Loan.

(g)          Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Party is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Party are intended third party beneficiaries under this Section 9.2.

106

(h)          The liabilities and obligations of the Indemnified Parties and Borrower under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i)          Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

(j)          Borrower shall indemnify the Indemnified Parties against any Liabilities to which any such Indemnified Parties, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information not misleading.

Section 9.3           Exculpation.

(a)          Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any principal, director, officer, director, employee, advisor, beneficiary, shareholder, partner, manager, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor under the Guaranty and the Environmental Indemnity) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower, Guarantor (but specifically excluding Guarantor under the Guaranty and the Environmental Indemnity) or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty or indemnity made in connection with the Loan (including the Guaranty and the Environmental Indemnity) or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of any assignment of leases contained in the Mortgage; or (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage (if required by applicable law and provided such deficiency judgment is not enforced against Borrower, the Exculpated Parties or Guarantor (but specifically excluding Guarantor under the Guaranty and the Environmental Indemnity) personally) or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

107

(b)          Nothing contained herein shall in any manner or way release, affect or impair the right of Lender to recover, and Borrower shall be fully and personally liable and subject to legal action, for any loss, cost, expense, damage, claim or other obligation (including without limitation reasonable attorneys’ fees and court costs) actually incurred or suffered by Lender arising out of or in connection with the following (provided that in no event shall Borrower be liable for any actions taken by, or inaction of, a receiver, regardless of whether such action or inaction is undertaken by a receiver pursuant to any authority it may have to control the actions of Borrower, in each case to the extent the acts or omissions giving rise to such right of recovery occurred prior to (1) a Transfer resulting from, the exercise of Lender’s rights under the Loan Documents or (2) the consummation of any remedial or enforcement action by the Lender or of the collateral for the Loan, including, without limitation, any foreclosure, deed-in-lieu or assignment in lieu of foreclosure and including the exercise of any rights of Lender under the Mortgage, that in each case results in any such entity or the Property not being under the Control of Guarantor (any of the foregoing pursuant to clause (1) or (2), a “Transfer Event”)):

(i)          fraud or intentional misrepresentation by Borrower, Principal or Guarantor in connection with the Loan;

(ii)         the gross negligence or willful misconduct of Borrower, Principal or Guarantor;

(iii)        intentional material physical waste of the Property by Borrower, Principal or Guarantor (to the extent that there exists sufficient cash flow from the Property that is made available to Borrower);

(iv)        the removal or disposal of any portion of the Property by Borrower, Principal or Guarantor (other than as permitted by the Loan Documents or required by the Franchise Agreement or with respect to obsolete Personal Property (including FF&E) removed in the ordinary course of owning and operating the Property) after the occurrence and during the continuance of an Event of Default unless such property is replaced with property of equal or greater utility or value;

(v)         the misappropriation, misapplication or conversion by Borrower, Principal or Guarantor of (A) any Insurance Proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents during the continuance of an Event of Default, (D) any Rents paid more than one month in advance or (E) any amounts disbursed to Borrower from the Reserve Funds;

108

(vi)        failure to pay charges for labor or materials or other charges or judgments that can create Liens on any portion of the Property, (except for Permitted Encumbrances or to the extent Borrower is contesting the same in subject to and in compliance with the terms and conditions of Sections 5.1.1, 5.1.2 or 5.1.4 of the Loan Agreement), provided that sufficient cash flow is available from the Property to pay such costs (and not on reserve with Lender or Manager) and such costs either (A) are contracted for during a period in which no Event of Default had occurred and was continuing or (B) if contracted for during the continuance of an Event of Default, were approved by Lender in writing;

(vii)       any security deposits, advance deposits or any other deposits collected by Borrower, Principal or Guarantor with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent (A) any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof or (B) any such deposits were deposited into the Cash Management Account during a Cash Sweep Period;

(viii)      if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 or Section 4.1.43 hereof (but expressly excluding any representation regarding future solvency or capital adequacy);

(ix)         [intentionally omitted];

(x)          if (1) without the prior written consent of Lender, the Franchise Agreement is modified in a manner that requires Lender’s prior written consent under Section 5.2.1(a) hereof or is terminated or cancelled by Borrower; or (2) without the prior written consent of Lender, Borrower accepts a surrender of the Franchise Agreement or accepts a modification of the Franchise Agreement which requires Lender’s prior written consent under Section 5.2.1(a) hereof;

(xi)         any obligation of Lender to indemnify, defend or hold harmless Franchisor, or to pay any damages, costs, fees or expenses pursuant to any term or condition contained in the Comfort Letter;

(xii)        if Borrower fails to permit on-site inspections of the Property or fails to provide financial information, each as required by, and in accordance with, the terms and provisions of this Agreement; or

(xiii)       the Key Money Debt.

Notwithstanding anything to the contrary in this Agreement, the liability of Borrower under this Section 9.3(b) shall not include liability for consequential, special or punitive damages.

109

(c)          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower in the event of any of the following to the extent the acts or omissions giving rise to such full recourse occurred prior to a Transfer Event: (A) in the event of: (1) Borrower or Principal filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (2) the filing (by any person other than Lender) of an involuntary petition against Borrower or Principal under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Principal or Guarantor colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Principal from any Person; (3) Borrower or Principal filing an answer consenting to or otherwise acquiescing in or joining in, in each case in writing, any involuntary petition filed against it, by any other Person (other than Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (4) Borrower or Principal consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or Principal or any portion of the Property (other than in connection with any deed-in-lieu, assignment-in-lieu or other consensual transfer or foreclosure of the Property to Lender); (5) Borrower or Principal making an assignment for the benefit of creditors, or admitting, in writing, its insolvency or inability to pay its debts as they become due; or (6) Borrower, in writing, seeking substantive consolidation in connection with a Bankruptcy Action of Borrower or any affiliate of Borrower; (provided, that (I) if Borrower admits in writing to Lender or Servicer that (x) Borrower cannot pay its Operating Expenses, (y) Borrower cannot pay the Monthly Debt Service Payment Amount or make any required deposits to the Reserve Funds or (z) Borrower cannot refinance the Debt on the Maturity Date or (II) in response to any legal proceeding, Borrower makes a truthful admission regarding its insolvency or inability to pay its debts, and Borrower does not make any other admission in writing other than those described in clauses (I) and (II), inclusive, such admission shall not cause the Debt to be fully recourse to Borrower under this Section 9.3(c)); and (B) (1) if Borrower fails to maintain its status as a Special Purpose Entity or comply with any representation, warranty or covenant set forth in Section 4.1.30 hereof (but expressly excluding any representation or covenant regarding future solvency or capital adequacy) and such failure results in a substantive consolidation of Borrower with any other Person; (2) to the extent Borrower is required to obtain Lender’s prior written consent under Section 5.2.10 hereof, Borrower fails to obtain Lender’s prior written consent to any encumbrance or pledge of the Property or any part thereof or interest therein (other than Permitted Encumbrances and those matters covered by Section 9.3(b)(vi) above); or (3) to the extent Borrower is required to obtain Lender’s prior written consent under Section 5.2.10 hereof, Borrower fails to obtain Lender’s prior written consent to any Transfer (it being acknowledged that, if all conditions set forth in this Agreement to a Permitted Transfer, Permitted Conditional Transfer or Permitted Change in Control, as applicable, have been satisfied, such Permitted Transfer, Permitted Conditional Transfer or Permitted Change in Control shall not result in recourse to Borrower or Guarantor pursuant to this clause (3)).

(d)          Notwithstanding the foregoing, Borrower shall not have liability pursuant to this Section 9.3 if Borrower can prove that any acts or omissions creating liability hereunder were caused by the gross negligence or willful misconduct of Lender or Servicer.

110

(e)          Notwithstanding anything to the contrary contained in the Loan Documents, other than Guarantor under the Guaranty and the Environmental Indemnity, neither Guarantor nor any Exculpated Party shall have any personal liability for, nor be joined as a party to any action (except as required by applicable law) with respect to (i) the payment of any sum of money which is or may be payable hereunder or under any other Loan Document, including, but not limited to, the repayment of the Debt, or (ii) the performance or discharge of any covenants, obligations or undertakings of Borrower. In addition to the foregoing, anything in the Guaranty or the other Loan Documents notwithstanding, in no event will the assets of any Exculpated Party be available to satisfy any obligation of Guarantor thereunder.

Section 9.4           Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and is continuing, (b) Manager shall become subject to a Bankruptcy Action or (c) an Event of Default (as defined in the Management Agreement) occurs, Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement.

Section 9.5           Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement but Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer under the Servicing Agreement or any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

Section 9.6           Matters Concerning Franchisor. If a material default occurs under the Franchise Agreement which is not cured or waived within the applicable cure period provided thereunder, Borrower shall, at the request of Lender, terminate the Franchise Agreement and replace the Franchisor with a Qualified Franchisor pursuant to a Replacement Franchise Agreement within thirty (30) Business Days of such request.

111

ARTICLE X - MISCELLANEOUS

Section 10.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender.

Section 10.2         Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve, disapprove, consent or withhold consent, or any arrangement or term is to be satisfactory or acceptable to Lender, the decision of Lender to approve, disapprove, consent or withhold consent, or to decide whether arrangements or terms are satisfactory, not satisfactory, acceptable or not acceptable shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3         Governing Law.

(a)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

112

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF LENDER AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF LENDER AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

113

Section 10.4         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5         Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6         Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be (a) given in writing sent by facsimile or by registered or certified mail, postage prepaid, return receipt requested or (b) delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. Any such Notice shall be deemed to have been received three (3) days after the date such Notice is mailed or on the first Business Day on or after the date sent by delivery by hand or the next Business Day if sent by an overnight commercial courier addressed to the parties with confirmed receipt of delivery as follows:

If to Lender:	Wells Fargo Bank, National Association, as Trustee for the benefit of the Registered Holders Of JPMDB Commercial Mortgage Securities Trust 2017-C7, Commercial Mortgage Pass-Through Certificates, Series 2017-C7
c/o Midland Loan Services
10851 Mastin Boulevard, Suite 300
Overland Park, Kansas 66210
Re: Loan Number 030313259

114

with a copy to:	Arnall Golden Gregory LLP
171 17th Street, NW
Suite 2100
Atlanta, Georgia 30363
Attention: Mindy S. Planer, Esq.

If to Borrower:	PHR STPFL, LLC
and PHR STPFL OPCO SUB, LLC
c/o The Procaccianti Group, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920
Attention: Gregory D. Vickowski

with a copy:	Ron M. Hadar, General Counsel
c/o The Procaccianti Group, LLC
1140 Reservoir Avenue
Cranston, Rhode Island 02920

Any party may change the address to which any notice is to be delivered by furnishing ten (10) days written notice of such change to the other parties in accordance with the provisions of this Section 10.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no notice was given, or there is a rejection or refusal to accept any notice offered for delivery. Notice for any party may be given by its respective counsel.

Section 10.7         Trial by Jury. EACH OF LENDER AND BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF BORROWER AND LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER OR LENDER, AS APPLICABLE.

Section 10.8         Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

115

Section 10.9         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10         Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11         Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. To the fullest extent permitted by law, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12         Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

116

Section 10.13         Expenses; Indemnity.

(a)          Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender promptly upon receipt of written notice from Lender for all reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) any obligation of Lender to pay any fee to Franchisor upon transfer or assignment of the Loan pursuant to any term or condition contained in the Comfort Letter; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable and documented fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property (including, without limitation, any fees incurred by Servicer in connection with the transfer of the Loan to a special servicer prior to an Event of Default) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b)          Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened in writing, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan in violation of this Agreement (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party or any liability for any Indemnified Liabilities specifically relating to the condition of the Property to the extent arising from events first occurring from and after Lender (or its designee or transferee) takes title to the Property by foreclosure, deed-in-lieu thereof or otherwise. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties. The liability of Borrower with respect to any such Losses shall not include special or punitive damages (except to the extent of reimbursement to Lender for any such special or punitive damages actually incurred by Lender in connection with third party claims). Any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of the Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, providing that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld. Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, Borrower shall not be obligated to pay for fees and disbursements of more than one counsel (which may include multiple attorneys at the same firm) (in addition to Borrower’s own attorneys) regardless of the number of Indemnified Parties and regardless of the number of Indemnified Parties who may elect to be represented by their own counsel hereunder, unless any such Indemnified Parties have separate defenses that would be materially compromised if they were to retain the same counsel.

117

(c)          Except in connection with a Securitization, the costs of which are addressed in Section 9.1.5 hereof, Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d)          Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender from and against any and all losses imposed upon or incurred by or asserted against Lender and directly or indirectly arising out of or in any way relating to (i) any tax on the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, or (ii) any transfer tax incurred by Lender in connection with the exercise of remedies hereunder, under the Mortgage or under any other Loan Documents. The liability of Borrower with respect to any such losses shall not include special or punitive damages (except to the extent of reimbursement to Lender for any such special or punitive damages actually incurred by Lender in connection with third party claims).

Section 10.14         Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15         Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

118

Section 10.16         No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)          Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)          This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17         Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, JPMorgan Chase Bank, National Association or any of their Affiliates shall be subject to the prior written approval of Lender and JPMorgan Chase Bank, National Association in their sole discretion.

Section 10.18         Waiver of Marshaling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshaling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshaling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19         Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

119

Section 10.20         Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21         Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except Holliday Fenoglio Fowler, L.P. (“HFF”) in connection with the origination of the Loan. Borrower agrees to pay and warrants and represents that it has paid all costs, fees, commissions and expenses of HFF in connection with the transactions contemplated herein. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein other than in connection with any services provided to Lender pursuant to the following sentence. Lender may be paying HFF a servicing strip in connection with certain of the sub-servicing activities to be performed by HFF following the closing of the Loan. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22         Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender, including without limitation the Original Loan Agreement, are superseded by the terms of this Agreement and the other Loan Documents.

120

Section 10.23         Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24         Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a)          the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b)          the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;

(c)          the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and

(d)          the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).

The rights described above in this Section 10.24 may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25         Contributions and Waivers

(a)          As a result of the transactions contemplated by this Agreement and the other Loan Documents, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 10.25 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section10.25, includes any exercise of recourse by Lender against any Property of a Borrower and application of proceeds of such Property in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)          Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

121

(c)          In order to provide for a fair and equitable contribution among Borrower in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement contribution (“Reimbursement Contribution”) from all other Borrower for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 10.25.

(d)          For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e)          Each Borrower shall be liable to a Funding Borrower in an amount equal to the lesser of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)          In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrower pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 10.25 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g)          Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)          No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 10.25 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section 10.25 shall limit or affect in any way the Obligations of any Borrower to Lender under the Note or any other Loan Documents;

(i)          To the extent permitted by applicable law, each Borrower waives the defenses below solely to the extent such defenses are available to such Borrower in its capacity as a surety or guarantor of the Debt and not as a direct obligor hereunder or under the other Loan Documents:

122

(i)          any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)         any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(iii)        any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv)        any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v)         any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vi)        presentment, demand, protest and notice of any kind;

(vii)       any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii)      any defense based upon any failure of Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix)         any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x)          any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii)        any defense based upon the avoidance of any security interest in favor of Lender for any reason;

123

(xiii)       any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv)      any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv)       all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(xvii)     all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things (subject to the other terms and conditions of the Loan Documents): (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(xviii)    except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, or the other Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

124

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

PHR STPFL, LLC, a Delaware limited liability company

By:	/s/ James A. Procaccianti
Name:	James A. Procaccianti
Title:	Manager

PHR STPFL OPCO SUB, LLC, a Delaware limited liability company

By:	PHR TRS I, LLC, a Delaware limited
liability company

	By:	/s/ James A. Procaccianti
	Name:	James A. Procaccianti
	Title:	Authorized Representative

Loan Agreement

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE FOR THE BENEFIT OF THE REGISTERED HOLDERS OF JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C7, COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-C7

By:	Midland Loan Services, a division of PNC Bank, National Association, its Master Servicer and Attorney-in-Fact

	By:	/s/ Gregory L. McFarland
	Name:	Gregory L. McFarland
	Title:	Senior Vice President Servicing Officer

Loan Agreement

SCHEDULE I

(Reserved)

Schedule I-1

SCHEDULE II

(Required Repairs – Deadlines for Completion)

Item	Repair Deadline for Completion
ADA Modification – Install Strobe Fire Alarm in Accessible Guestroom Bathrooms.	90 days after the Closing Date

Schedule II-1

SCHEDULE III

(Organizational Chart of Borrower)

Schedule III-1

Schedule III-2

Schedule III-3

SCHEDULE IV

(EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES)

NONE

Schedule IV

SCHEDULE V

(QUALIFIED MANAGERS)

Interstate Hotels & Resorts

Urgo Hotels

Aimbridge Hospitality

Pyramid Hospitality

HEI Hotels and Resorts

Davidson Hotels and Resorts

Crestline Hotels and Resorts

Destination Hotels

Schedule V

SCHEDULE VI

(QUALIFIED CERTIFIED PUBLIC ACCOUNTANTS)

Deloitte & Touche

Ernst & Young

PricewaterhouseCoopers

KPMG

BlumShapiro

Schedule VI-1

SCHEDULE VII

(QUALIFIED FRANCHISORS)

Marriott

Hilton

Canopy

Hilton Garden Inn

Curio

Four Points by Sheraton

Crowne Plaza

Holiday Inn

Element

Hyatt Place

Sheraton

Wyndham

Embassy Suites

Homewood Suites

Residence Inn

Westin

Hyatt

Intercontinental

W

Doubletree

Courtyard by Marriott

Holiday Inn Express

Indigo

Fairfield Inn by Marriott

Schedule VII-1

SCHEDULE VIII

(RENOVATION PLAN)